UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___ )

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Roadrunner Transportation Systems, Inc.
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April 6, 2015
Dear Stockholder:
We are pleased to announce that the 2015 annual meeting of stockholders of Roadrunner Transportation Systems, Inc. will be held on Wednesday, May 13, 2015 at 1:00 p.m. Central Time, at the Hilton Garden Inn, 5890 S. Howell Avenue, Milwaukee, Wisconsin 53207.
Please refer to the accompanying notice of annual meeting and proxy statement for detailed information on each of the matters to be acted upon and the annual meeting. Your vote is important. Please vote as soon as possible even if you plan to attend the annual meeting. The notice of annual meeting and proxy statement contain instructions on how you can vote your shares over the Internet, by telephone, or by mail.
Thank you for your interest in Roadrunner.

Sincerely,

Mark A. DiBlasi
President, Chief Executive Officer, and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2015
Dear Stockholder:
The annual meeting of stockholders of Roadrunner Transportation Systems, Inc., a Delaware corporation, will be held on Wednesday, May 13, 2015 at 1:00 p.m. Central Time, at the Hilton Garden Inn, 5890 S. Howell Avenue, Milwaukee, Wisconsin 53207, for the following purposes as more fully described in the accompanying proxy statement:

1.	to elect three Class II directors to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	to transact such other business that may properly come before the meeting or any adjournment or postponement thereof.
These items of business are more fully described in the accompanying proxy statement. Our board of directors has fixed the close of business on March 30, 2015 as the record date for determination of the stockholders entitled to notice of, and to vote at, the annual meeting and any postponements or adjournments of the meeting.
All stockholders are cordially invited to attend the annual meeting and vote in person. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by telephone by following the instructions in the accompanying proxy statement. Of course, you may also vote by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. You may vote in person at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Cudahy, Wisconsin	Peter R. Armbruster
April 6, 2015	Secretary

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
4900 S. Pennsylvania Ave.
Cudahy, WI 53110

PROXY STATEMENT
2015 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2015 annual meeting of stockholders and any postponements or adjournments thereof. The annual meeting will be held on Wednesday, May 13, 2015, beginning at 1:00 p.m. Central Time, at the Hilton Garden Inn, 5890 S. Howell Avenue, Milwaukee, Wisconsin 53207. If you need directions to the location of the meeting, please call (414) 481-8280. We intend to mail this proxy statement and the accompanying notice of meeting, proxy card, and our 2014 annual report to stockholders on or about April 15, 2015. For information on how to vote your shares, see the instructions included on the proxy card and under “About the Meeting - How do I vote?” below.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
In this proxy statement, “we,” “our,” or “us” all refer to Roadrunner Transportation Systems, Inc. and its subsidiaries.
Our principal executive offices are located at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110, and our telephone number is (414) 615-1500. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 13, 2015. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2014 annual report to stockholders, are available at www.proxyvote.com.
ABOUT THE MEETING
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to vote on the following items of business:

(1)	the election of three Class II directors to serve until our 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

(2)	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(3)	any other business that may properly come before the meeting or any adjournment or postponement thereof.
 In addition, our management will report on our performance during fiscal 2014 and respond to questions from our stockholders.
What are the recommendations of our board of directors?
For the reasons set forth in more detail in this proxy statement, our board of directors recommends that you vote:

(1)	“FOR” the election of each of the three Class II director nominees; and

(2)	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Who is entitled to notice of and to vote at the annual meeting?
You are entitled to receive notice of and to vote at the annual meeting (and any postponements or adjournments thereof) if our records indicate that you owned shares of our common stock at the close of business on March 30, 2015, the record date for the annual meeting. You are entitled to one vote for each share held, and you may vote on each matter to come before the meeting. We do not have cumulative voting rights for the election of directors.
What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials will be sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete, and deliver the proper documentation provided by your broker, bank, or other holder of record and bring it with you to the annual meeting.
What constitutes a quorum?
The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 38,147,427 shares of our common stock were outstanding. Abstentions and broker non-votes (discussed below) will be included in the calculation of the number of shares considered to be present at the meeting.
If less than a majority of the outstanding shares of our common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.
If I am a stockholder of record of shares, how do I vote?
If you are the stockholder of record (that is, the shares are held in your name), you may vote in person at the annual meeting or by proxy on the Internet, by telephone, or by mail, all as described below. We recommend that you vote by proxy even if you plan to attend the annual meeting so that your vote will be counted even if you later decide not to attend the annual meeting. You can always change your vote at the annual meeting. The Internet and telephone voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return a written proxy card by mail. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 12, 2015.
By Internet: You may submit your proxy over the Internet by going to www.proxyvote.com and completing an electronic proxy card in accordance with the instructions provided on the proxy card. You will need the control number that appears on your proxy card included with this proxy statement.
By Telephone: You may submit your proxy by telephone in accordance with the instructions provided on the proxy card. You will need the control number that appears on your proxy card included with this proxy statement.
By Mail: You may choose to vote by mail by marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided by following the instructions on the proxy card. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail.
In Person: You may vote in person at the annual meeting. We will give you a ballot when you arrive.
If I am the beneficial owner of shares held in street name, how do I vote?
If you are a beneficial owner of shares held in street name, you may vote in person at the annual meeting or by proxy on the Internet, by telephone, or by mail, by following the voting instructions you will receive from the holder of record, which is the brokerage firm, bank, broker-dealer, or other similar organization holding your shares. You must follow these voting instructions to vote your shares. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the holder of record.

Can I revoke my proxy and change my vote?
Yes. You may revoke your proxy and change your vote at any time before the annual meeting. If you are a stockholder of record, you may change your vote by submitting another proxy on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the annual meeting and voting in person. Your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting or specifically request in writing that your prior proxy be revoked by providing a written notice of revocation to our corporate secretary at Roadrunner Transportation Systems, Inc., 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to the holder of record following the instructions they provided or, if you have obtained a legal proxy from the holder of record giving you the right to vote your shares, by attending the annual meeting and voting in person.
What if I don't give specific voting instructions?
Stockholders of Record: If you are a stockholder of record and you indicate that you wish to vote as recommended by our board of directors, or you return a signed proxy card but do not specify how you wish to vote, then your shares will be voted “FOR” the election of the three Class II director nominees and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions on such matter.
Beneficial Owner of Shares Held in Street Name: If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with voting instructions, your broker or other nominee will vote your shares only on those proposals on which it has received instructions or on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum, but are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Your broker or nominee does not have discretion to vote your shares on the non-routine matters such as the election of directors (Proposal No. 1). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal No. 2).
How are abstentions and broker non-votes treated?
In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as negative votes for Proposal No. 2.
If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the election of directors (Proposal No. 1). Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. As “broker non-votes” are not considered entitled to vote on the proposal, they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote on the proposal from which a majority is calculated.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instruction of the stockholder. Except as described above with respect to broker non-votes, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the annual meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the annual meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.
What vote is required to approve each proposal?
Proposal No. 1 - Election of Directors. Directors are elected by a plurality of the votes cast. This means that the three nominees receiving the largest number of affirmative votes of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal will be elected as the Class II directors.

Proposal No. 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal will be required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.
How can I receive my proxy materials electronically in the future?
Although we are delivering paper copies of the proxy materials this year, we would prefer to send proxy materials to stockholders electronically going forward. Stockholders who sign up to receive proxy materials electronically will receive an e-mail prior to next year's annual meeting with links to the proxy materials, which may give them faster delivery of the materials and will help us save printing and mailing costs and conserve natural resources. Your election to receive proxy materials by e-mail will remain in effect until you terminate your election. To receive proxy materials electronically by e-mail in the future, follow the instructions described below.
If you would like to sign up to receive proxy materials electronically in the future, please have your proxy card available and register using one of the following choices:

Stockholders of Record:	If you are a stockholder of record of shares, please go to www.proxyvote.com and follow the instructions for requesting meeting materials.

Street Name Holders:
If you are a beneficial owner of shares in street name, you may either go to www.proxyvote.com and follow the instructions to enroll for electronic delivery or contact your brokerage firm, bank, broker-dealer, or other similar organization that holds your shares.

What does it mean if I receive more than one notice?
This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation of your accounts.
What is “householding” and how does it affect me?
The Securities and Exchange Commission (referred to as the SEC) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Broadridge by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Broadridge as described above. In addition, we will promptly deliver, upon the written or oral request to Broadridge at the address or telephone number above, a separate copy of our proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.
A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker, or other holder of record to request information about householding.
Who will count the vote?
Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.
When will the voting results be announced?
Preliminary voting results will be announced at the annual meeting and final results will be published in a Current Report on Form 8-K filed within four business days after the annual meeting.

Who will pay for the solicitation of proxies?
We will pay the cost of soliciting proxies. In addition to the use of mail, our employees may solicit proxies personally, by e-mail, facsimile, and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our business and affairs are managed under the direction of our board of directors, which is currently comprised of eight directors. Our board of directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Christopher L. Doerr and James D. Staley, and their terms will expire at the annual meeting of stockholders to be held in 2017;

•	the Class II directors are William S. Urkiel, Chad M. Utrup, and Judith A. Vijums, and their terms will expire at the annual meeting; and

•	the Class III directors are Mark A. DiBlasi, Scott D. Rued, and John G. Kennedy, III, and their terms will expire at the annual meeting of stockholders to be held in 2016.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
The three Class II directorships are up for election at the annual meeting. Each person elected as a Class II director at the annual meeting will serve a three-year term expiring at the annual meeting of stockholders to be held in 2018 or until their respective successors have been duly elected and qualified. Our board of directors has nominated William S. Urkiel, Chad M. Utrup, and Judith A. Vijums for re-election as Class II directors at the annual meeting.
Directors are elected by a plurality of the votes cast, and the three nominees who receive the largest number of affirmative votes of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote will be elected as the Class II directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.
Our board of directors has no reason to believe that any of its nominees will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our board of directors may designate a substitute nominee. If our board of directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our board of directors.
Our board of directors recommends that you vote “FOR” the election of each of the director nominees named herein.
The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of our board of directors.

Name	Age	Position(s) Held
Scott D. Rued	58	Chairman of the Board
Mark A. DiBlasi	59	President, Chief Executive Officer, and Director
Christopher L. Doerr(2)(3)	65	Director
John G. Kennedy, III(1)(3)	54	Director
James D. Staley(2)(3)	65	Director
William S. Urkiel(1)(2)	69	Director
Chad M. Utrup(1)	42	Director
Judith A. Vijums	49	Director

(1)     Member of the audit committee
(2)     Member of the compensation committee
(3)     Member of the nominating/corporate governance committee

Nominees for Class II Director
William S. Urkiel has served as a director of our company since May 2010. Mr. Urkiel has been a member of the board of directors of Crown Holdings, Inc. (NYSE: CCK) since December 2004. Mr. Urkiel served as a director of Suntron Corporation from August 2006 until June 2013. From May 1999 until January 2005, Mr. Urkiel served as Senior Vice President and Chief Financial Officer of IKON Office Solutions. From February 1995 until April 1999, Mr. Urkiel served as the Corporate Controller and Chief Financial Officer at AMP Incorporated. Prior to 1999, Mr. Urkiel held various financial management positions at IBM Corporation.
Mr. Urkiel was nominated to our board of directors because of his financial and accounting expertise evidenced by his position as chief financial officer of multiple companies, his knowledge of corporate finance, accounting principles, and audit procedures, as well as his corporate governance experience.
Chad M. Utrup has served as a director of our company since May 2010. Since November 2013, Mr. Utrup has served as the Chief Financial Officer of Crane Group. Prior to joining Crane Group, Mr. Utrup served as Chief Financial Officer of Commercial Vehicle Group, Inc. (NASDAQ: CVGI) from January 2003 to November 2013 and as an Executive Vice President from January 2009 to November 2013. Mr. Utrup served as the Vice President of Finance at Trim Systems from 2000 to 2002. Prior to joining Trim Systems, Mr. Utrup served as a project management group member at Electronic Data Systems. While with Electronic Data Systems, Mr. Utrup's responsibilities included financial support and implementing cost recovery and efficiency programs at various Delphi Automotive Systems locations.
Mr. Utrup was nominated to our board of directors because of his expertise with accounting and audit matters for publicly traded companies, his deep understanding of financial reporting rules and regulations, and his experience with investor relations and executive functions as the chief financial officer of a public company.
Judith A. Vijums has served as a director of our company since March 2005. Ms. Vijums has served as a Managing Director of HCI Equity Partners (formerly Thayer | Hidden Creek Partners, L.P.) (referred to as HCI), a private equity firm, since 2003. HCI is affiliated with investment funds that hold approximately 25.7% of our outstanding common stock. From 1993 to 2003, Ms. Vijums held various leadership positions at Hidden Creek Industries and actively participated in the management of several of Hidden Creek Industries' portfolio companies, including Commercial Vehicle Group, Inc., Dura Automotive Systems, Inc., Tower Automotive, Inc., and Automotive Industries Holdings, Inc.
Ms. Vijums was nominated to our board of directors because of her expertise in the management and corporate development of multiple transportation companies, her knowledge of public and financial accounting matters, and her extensive experience in mergers and acquisitions.

Continuing Directors
Scott D. Rued has served as the chairman of our board of directors since March 2010 and has been a director of our company since March 2005. Mr. Rued also served as the chairman of our board of directors from March 2005 to July 2008. Mr. Rued has been a Managing Partner of HCI, a private equity firm, since 2003. HCI is affiliated with investment funds that hold approximately 25.7% of our outstanding common stock. From 1989 to 2003, Mr. Rued held various executive positions at Hidden Creek Industries.
Mr. Rued was nominated to our board of directors because of his experience with operations management and his expertise in corporate strategy, development, and mergers and acquisitions. Further, his demonstrated business acumen and knowledge of our company's industry allows him to contribute a broad perspective to discussions about our future activities and our place in the current competitive landscape.
Mark A. DiBlasi has served as our President and Chief Executive Officer since January 2006. Mr. DiBlasi has served as a director of our company since July 2006. Prior to joining our company, Mr. DiBlasi served as Vice President - Southern Division for FedEx Ground, a division of FedEx Corporation, from July 2002 to January 2006. Mr. DiBlasi was responsible for all operational matters of the $1.2 billion-revenue Southern Division, which represented one-fourth of FedEx Ground's total operations. From February 1995 to June 2002, Mr. DiBlasi served as the Managing Director of two different regions within the FedEx Ground operation network. From August 1979 to January 1995, Mr. DiBlasi held various positions in operations, sales, and terminal management at Roadway Express before culminating as the Chicago Breakbulk Manager.
Mr. DiBlasi was nominated to our board of directors because of his role as our chief executive officer, which enables him to provide the board with insight based on his day-to-day interactions with our company, and because of his extensive operational expertise. As a management representative on our board of directors, Mr. DiBlasi provides an insider's perspective in board discussions about the business and strategic direction of our company and has experience in all aspects of our business.
Christopher L. Doerr has served as a director of our company since October 2010. Mr. Doerr has served as Co-Chief Executive Officer of Sterling Aviation Holdings, Inc., an aircraft management and charter company, since 2004 and Chief Executive Officer of Passage Partners, LLC, a private investment company, since 2010. From 2009 to 2011, Mr. Doerr served as Executive Chairman and Chief Executive Officer of Karl's Rental, Inc., a global manufacturer and supplier of portable event structures and related equipment. Prior to that, Mr. Doerr served as President and Co-Chief Executive Officer of Leeson Electric Corporation from 1986 to 2001. Mr. Doerr currently serves as a director of Regal Beloit Corporation (NYSE: RBC), a publicly traded manufacturer of commercial, industrial, and HVAC electric motors, electric generators and controls, and mechanical motion control products.
Mr. Doerr was nominated to our board of directors because of his proven business acumen and executive and operational experience, having served as the chief executive officer of several companies, and because of his experience on other public company boards of directors.
John G. Kennedy, III has served as a director of our company since December 2012. Mr. Kennedy currently serves as Managing Director and Head of Capital Markets at Tudor, Pickering, Holt & Co. Securities, Inc., an integrated energy investment and merchant bank, where he has been employed since January 2010. Mr. Kennedy also currently serves as a Manager for TMX Finance LLC. Mr. Kennedy has more than 25 years of experience in investment banking. Mr. Kennedy served as a Managing Director of Deutsche Bank's investment banking group and served as a Managing Director of Donaldson, Lufkin & Jenrette until its sale to Credit Suisse First Boston. Mr. Kennedy has served or currently serves as trustee or director of various private companies, foundations, and not-for-profit institutions.
Mr. Kennedy was nominated to our board of directors because of his proven business acumen and his extensive banking and capital markets experience.
James D. Staley has served as a director of our company since October 2010. Mr. Staley is presently retired. From 2004 through December 2007, Mr. Staley served in various capacities for YRC Worldwide, Inc. (NASDAQ: YRCW) and its subsidiaries, one of the world's largest transportation services providers, including as President and Chief Executive Officer of Roadway Group and YRC Regional Transportation. Prior to that, Mr. Staley served for over 30 years in various capacities for Roadway Express, including President and Chief Operating Officer. Mr. Staley currently serves as a director of Douglas Dynamics, Inc. (NYSE: PLOW), a designer, manufacturer, and seller of snow and ice control equipment for light trucks.
Mr. Staley was nominated to our board of directors because of his executive and operational experience with a public company in the transportation industry, and his experience on other public company boards of directors.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of Directors
Our common stock is listed on the New York Stock Exchange (referred to as the NYSE). Under the rules of the NYSE, independent directors must comprise a majority of a listed company's board of directors.
Our board of directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon all of the relevant facts and circumstances, including information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our board of directors has affirmatively determined that each of Messrs. Doerr, Kennedy, Staley, Urkiel, and Utrup is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. Our board of directors found that none of these directors or nominees for director had a material or other disqualifying relationship with our company. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including each non-employee director's beneficial ownership of our capital stock. Mr. DiBlasi is not considered an independent director as a result of his position as an executive officer of our company. Mr. Rued and Ms. Vijums are not considered independent directors as a result of their relationships with HCI, which is affiliated with investment funds that hold approximately 25.7% of our outstanding common stock. There are no family relationships among any of our directors, director nominees, or executive officers.
Committees of the Board of Directors
Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has an audit committee, a compensation committee, and a nominating/corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors.
Audit Committee
Our audit committee assists our board of directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk, and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation, and oversight of our independent registered public accounting firm, which reports directly to the committee. The committee also oversees our internal audit function. The Audit Committee Report for 2014 is included in this proxy statement under “Audit Committee Report.”
The current members of our audit committee are Messrs. Utrup (chairman), Kennedy, and Urkiel, each of whom satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act). Our board of directors has determined that Mr. Utrup is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, our board of directors has examined each audit committee member's scope of experience and the nature of their employment in the corporate finance sector. Our audit committee held nine meetings during 2014.
Compensation Committee
Our compensation committee approves the compensation of our chief executive officer and our other executive officers, administers our executive benefit plans, including the granting of restricted stock units and other awards under our incentive compensation plan, and advises our board of directors on director compensation. Information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this proxy statement. The Compensation Committee Report for 2014 is included in this proxy statement under “Compensation Committee Report.”
The current members of our compensation committee are Messrs. Urkiel (chairman), Doerr, and Staley, each of whom our board of directors has determined to be independent under the NYSE listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the Code). The compensation committee held three meetings during 2014.
Nominating/Corporate Governance Committee
Our nominating/corporate governance committee identifies individuals qualified to become members of our board of directors, recommends candidates for election or reelection to our board of directors, oversees the evaluation of our board of directors, and advises our board of directors regarding committee composition and structure and other corporate governance matters.
The current members of our nominating/corporate governance committee are Messrs. Staley (chairman), Doerr, and Kennedy, each of whom our board of directors has determined to be independent under the NYSE listing standards. The nominating/corporate governance committee held one meeting during 2014.
Identifying and Evaluating Director Candidates
Our nominating/corporate governance committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. Our nominating/corporate governance committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.
In making its selection of director candidates, our nominating/corporate governance committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In consideration of these expectations, our nominating/corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our company. The activities and associations of candidates are reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our board of directors.
The charter of our nominating/corporate governance committee provides that the value of diversity on our board of directors should be considered, and our nominating/corporate governance committee includes diversity as one of its criteria for board composition. While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, our nominating/corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Our nominating/corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.
Our nominating/corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our company's secretary at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110.
Availability of Corporate Governance Information
Our board of directors has adopted charters for our audit, compensation, and nominating/corporate governance committees describing the authority and responsibilities delegated to these committees by our board of directors. Our board of directors has also adopted corporate governance guidelines, a whistle blower policy, a code of business conduct and ethics, and a code of ethics for our chief executive officer and senior financial officers. We post on our website, at www.rrts.com, the charters of our audit, compensation, and nominating/corporate governance committees; our corporate governance guidelines; our whistle blower policy; our code of business conduct and ethics; our code of ethics for our chief executive officer and senior financial officers, and any amendments or waivers thereto. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110.
Communication with our Board of Directors
Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the board of directors of Roadrunner Transportation Systems, Inc., c/o any specified individual director or directors, at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110. We will forward any such letters to the indicated directors.

Meeting Attendance Information for the Board of Directors and Committees
Our board of directors held ten meetings during 2014. All of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors held during 2014, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during 2014. While we do not have a specific policy requiring our directors to attend annual meetings of stockholders, we encourage our directors to attend such meetings and, in furtherance of this, we schedule a meeting of our board of directors on the same day as the annual meeting of stockholders. All of our directors attended the 2014 annual meeting of stockholders.
Board Leadership Structure
We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. Our chief executive officer, with guidance from the chairman of the board, develops the business strategy for our company and is responsible for the day-to-day leadership and performance of our company. The chairman of our board helps determine our company's strategic direction and provides leadership for our board of directors. Our board of directors believes that separating these roles is in the best interests of our stockholders because it provides the appropriate balance between strategy development, flow of information between management and our board of directors, and oversight of management. By segregating the role of the chairman, we reduce any duplication of effort between the chief executive officer and the chairman. We believe this provides guidance for our board of directors, while also positioning our chief executive officer as the leader of our company in the eyes of our customers, employees, and other stakeholders. By having another director serve as chairman of our board of directors, Mr. DiBlasi is better able to focus his attention on running our company. Our board of directors believes that Mr. Rued is the most appropriate individual to serve as chairman because of his experience in our industry, his deep knowledge of our business and strategy, his experience with corporate governance matters, and his demonstrated skill and commitment to performing effectively as the chairman of our board of directors.
Our board of directors has five independent members and three non-independent members. A number of our independent board members are currently serving or have served as members of senior management of other public companies, including companies within our industry, and have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our board of directors benefits our company and our stockholders.
We believe that we have a strong corporate governance structure that ensures independent discussion and evaluation of, communication with, and access to senior management. All of our board committees are composed solely of independent directors, which provides independent oversight of management. Also, our corporate governance guidelines provide that our non-employee directors will meet in regularly scheduled executive sessions, generally in connection with regularly scheduled board meetings.
Executive Sessions
We regularly schedule executive sessions in which non-employee directors meet without the presence or participation of management. The chairman of our board of directors serves as the presiding director of such executive sessions.
Role of the Board of Directors in Risk Management and Oversight
While our management is primarily responsible for managing risk, our board of directors and each of its committees plays a role in overseeing our risk management practices. The role of our board of directors in our company's risk oversight process includes receiving reports from members of senior management on areas of material risk to our company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our board of directors receives these reports from the appropriate executive within our organization to enable it to understand our risk identification, risk management, and risk mitigation strategies. This direct communication from management enables our board of directors to coordinate its risk oversight role, particularly with respect to risk interrelationships within our organization. Our board of directors believes that its leadership structure has the effect of enhancing its risk oversight function because of the chairman's direct involvement in risk oversight matters and his strong efforts to increase open communication regarding risk issues among directors and the committees of our board of directors. Our board of directors also believes that Mr. Rued's knowledge of our company's business, industry, and risks significantly contributes to our board of directors' understanding and appreciation of risk issues.
Our board of directors allocates responsibility for overseeing risk management for our company among the board and each of its committees. Specifically, the full board oversees significant risks primarily relating to operations, strategy, and finance. In addition, each of our committees considers risks within its area of responsibilities, as follows:

•
Our audit committee is primarily responsible for overseeing matters involving major financial risk exposures and actions management is taking to monitor such risk exposures. This includes risks relating to financial reporting and internal controls; litigation; tax matters; liability insurance programs; and compliance with legal and regulatory requirements and our code of ethics. In addition, our audit committee reviews our quarterly and annual financial reports, including any disclosure in those reports of risk factors affecting our company and business.

•
Our compensation committee is primarily responsible for overseeing risks that may be implicated by our executive compensation programs and risks relating to the administration of those programs. In setting compensation, our compensation committee strives to create incentives that encourage appropriate risk taking behavior consistent with our business strategy. In making compensation determinations, our compensation committee considers the overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. To assist in satisfying these oversight responsibilities, our compensation committee has retained an outside compensation consultant and meets regularly with management to understand the financial, human resources, and stockholder implications of compensation decisions being made.

•
Our nominating/corporate governance committee is primarily responsible for risks that may be mitigated by the continued effective functioning of our board of directors and our corporate governance practices. Under its charter, the nominating/corporate governance committee is responsible for, among other things, developing and recommending to our board of directors a set of effective corporate governance guidelines designed to assure compliance with applicable standards.

Through the activities of our audit, compensation, and nominating/corporate governance committees, as well as our board of directors' interactions with management concerning our business and the material risks that may impact our company, our board of directors is able to monitor our risk management process and offer critical insights to our management.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2014, Messrs. Urkiel, Doerr, and Staley served as members of our compensation committee. During such fiscal year, none of these individuals had any relationship requiring disclosure under Item 404 of Regulation S-K.
None of Messrs. Urkiel, Doerr, or Staley has, at any time, been an officer or employee of our company. During the fiscal year ended December 31, 2014, none of our executive officers served on the compensation committee or board of directors of any entity whose executive officers serve as a member of our board of directors or compensation committee.
Related Party Transaction Policies and Procedures
It is the responsibility of our board of directors, with the assistance of our audit committee, to review and approve related party transactions. It is our management's responsibility to bring such related party transactions to the attention of our board of directors. From time to time our nominating/corporate governance committee, in accordance with its charter, will also review potential conflict of interest transactions involving members of our board of directors and our executive officers.

DIRECTOR COMPENSATION
We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments.
We seek to provide director compensation packages that are customary for boards of directors for similarly situated companies. In 2014, we paid each independent director an annual retainer fee of $35,000, payable quarterly. In addition, the chairman of our audit committee received an annual cash retainer of $7,500, the chairman of our compensation committee received an annual cash retainer of $5,000, and the chairman of our nominating/corporate governance committee received an annual cash retainer of $3,000.
In February 2014, each of our independent directors received 2,082 restricted stock units (referred to as RSUs) having a value on the grant date of $50,000 based upon the 20-day trailing average closing sales price for our common stock as of the grant date. Each RSU is equal in value to one share of our common stock, and the RSUs vest 25% each year over four years. Each independent director generally must remain a member of our board of directors through the end of the relevant vesting period in order to receive any amount of the RSUs covered by that award, except that recipients may be entitled to accelerated delivery of a portion of unvested RSUs in the case of the recipient's death or disability, or upon a change in control.
We also reimburse each director for travel and related expenses incurred in connection with attendance at board and committee meetings.
Our non-independent directors are not compensated for service as directors. Mr. DiBlasi's compensation as our president and chief executive officer is described below under “Executive Compensation.”

In February 2015, each of our independent directors received 2,401 RSUs having a value on the grant date of $55,000 based upon the 20-day trailing average closing sales price for our common stock as of the grant date. Each RSU is equal in value to one share of our common stock, and the RSUs vest 25% each year over four years. Each independent director generally must remain a member of our board of directors through the end of the relevant vesting period in order to receive any amount of the RSUs covered by that award, except that recipients may be entitled to accelerated delivery of a portion of unvested RSUs in the case of the recipient's death or disability, or upon a change in control.
Director Summary Compensation Table for Fiscal 2014
The following table sets forth the compensation earned by our independent directors in respect of their services as a director or committee chair during fiscal 2014.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Christopher L. Doerr	$35,000	$46,345	$81,345
John G. Kennedy, III	$35,000	$46,345	$81,345
James D. Staley	$38,000	$46,345	$84,345
William S. Urkiel	$40,000	$46,345	$86,345
Chad M. Utrup	$42,500	$46,345	$88,845

(1)
Amounts reflect the fair value of RSUs at the date of grant. The value is calculated in accordance with ASC Topic 718, “Compensation - Stock Compensation.” The fair value of an RSU is based on the closing market price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 9 to our 2014 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. The table below provides information with respect to the outstanding stock awards held by each of our independent directors as of December 31, 2014.

The following table lists all outstanding stock awards held by our independent directors as of December 31, 2014:

Name	Stock Awards
Christopher L. Doerr	5,504
John G. Kennedy, III	3,907
James D. Staley	5,504
William S. Urkiel	5,504
Chad M. Utrup	5,504

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of March 2, 2015 by the following:

•	each of our named executive officers and directors;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than five percent of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of March 2, 2015 and RSUs that are currently vested or will be vested within 60 days of March 2, 2015. Shares issuable pursuant to options, warrants, and RSUs are deemed outstanding for computing the percentage of the person holding such options, warrants, or RSUs but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose. Our calculation of the percentage of beneficial ownership is based on 38,096,991 shares of common stock outstanding as of March 2, 2015.
Except as otherwise indicated, the address of each person listed in the table is c/o Roadrunner Transportation Systems, Inc., 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Directors:
Mark A. DiBlasi (1)	283,063	*
Peter R. Armbruster	61,109	*
Brian J. van Helden (2)	100,129	*
Kevin Charlebois (3)	3,570	*
Patrick K. McKay (4)	5,741	*
Christopher L. Doerr	10,272	*
John G. Kennedy, III	5,317	*
Scott D. Rued (5)	12,242,820	30.3%
James D. Staley	5,972	*
William S. Urkiel (6)	8,472	*
Chad M. Utrup	6,472	*
Judith A. Vijums	—	*
All executive officers and directors as a group (14 persons) (7)	12,732,937	31.2%

5% Stockholders:
HCI Entities (8)	12,136,985	30.0%
BlackRock, Inc.(9)	1,977,018	5.2%

* Represents beneficial ownership of less than 1% of our outstanding common stock.
(1) Includes 253,834 shares of common stock issuable upon the exercise of vested stock options.
(2) Includes 86,468 shares of common stock issuable upon the exercise of vested stock options.
(3) On April 1, 2015, Mr. Charlebois resigned as our President - Transportation Management Solutions effective April 10, 2015.
(4) Includes 868 shares issuable upon the delivery of shares underlying RSUs that will be vested within 60 days of March 2, 2015.
(5) Consists of (i) 70,000 shares of common stock held by Mr. Rued; (ii) 35,835 shares of common stock issuable upon the exercise of outstanding warrants held by Mr. Rued; (iii) 9,801,625 shares of common stock held by the HCI Entities, as described in note 8 below; and (iv) 2,335,360 shares of common stock issuable upon the exercise of outstanding warrants held by the HCI Entities, as described in note 8 below. Mr. Rued is a Managing Partner of HCI Equity Partners, L.L.C., which is an affiliate of the HCI Entities. Accordingly, Mr. Rued may be deemed to beneficially own the shares held by the HCI Entities.

Mr. Rued disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of Mr. Rued is c/o HCI Equity Partners, 1730 Pennsylvania Avenue, N.W., Suite 525, Washington, D.C. 20006.
(6) Includes 3,000 shares held by Mr. Urkiel's trust.
(7) Includes 2,712,365 shares of common stock issuable to our executive officers and directors as a group upon the exercise of vested stock options, the exercise of outstanding warrants, and the delivery of shares underlying RSUs that will be vested within 60 days of March 2, 2015.
(8) Represents shares held by Thayer Equity Investors V, L.P.; TC Roadrunner-Dawes Holdings, L.L.C.; TC Sargent Holdings, L.L.C.; HCI Equity Partners III, L.P.; and HCI Co-Investors III, L.P., all of which are affiliates and referred to collectively as the “HCI Entities.” Includes 2,335,360 shares of common stock issuable upon the exercise of outstanding warrants held by the HCI Entities. Mr. Rued is a Managing Partner of HCI Equity Partners, L.L.C., which is an affiliate of the HCI Entities. Accordingly, Mr. Rued may be deemed to beneficially own the shares held by the HCI Entities. Mr. Rued disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of each of the HCI Entities is c/o HCI Equity Partners, 1730 Pennsylvania Avenue, N.W., Suite 525, Washington, D.C. 20006.
(9) Represents shares of our common stock held by BlackRock, Inc. and certain of its affiliates, referred to as BlackRock. BlackRock has sole voting power over 1,920,272 shares and sole dispositive power over 1,977,018 shares. Such information is as reported on Schedule 13G filed by BlackRock with the SEC on February 3, 2015. The address for BlackRock is 55 East 52nd Street, New York, New York 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of a registered class of our securities to file with the SEC initial reports of ownership and reports of changes in ownership. Directors, executive officers, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2014, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, executive officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during the year ended December 31, 2014, except that (i) the Form 4s filed on February 28, 2014 by Messrs. Charlebois and McKay were late, (ii) the Form 4s filed on March 7, 2014 by Messrs. Armbruster, Charlebois, DiBlasi, McKay, and van Helden were late, and (iii) the Form 4 filed on May 8, 2014 by Mr. McKay was late.

MANAGEMENT
The following table sets forth information regarding our executive officers as of March 15, 2015.

Name	Age	Position(s) Held
Mark A. DiBlasi	59	President, Chief Executive Officer, and Director
Peter R. Armbruster	56	Chief Financial Officer, Treasurer, and Secretary
Brian J. van Helden	46	Chief Operating Officer
Kevin Charlebois	49	President - Transportation Management Solutions
Grant Crawford	44	President - Less-than-Truckload
Patrick K. McKay	47	President - Truckload Logistics
Mark Peterson	53	Executive Vice President - Sales
Mark A DiBlasi’s biography is set forth under the heading “Proposal No. 1 - Election of Directors” above.
Peter R. Armbruster has served as our Chief Financial Officer, Treasurer, and Secretary since December 2005. Mr. Armbruster served as our Vice President - Finance from December 2005 to January 2015. Mr. Armbruster held various executive positions at Dawes Transport from August 1990 to March 2005. Prior to joining Dawes Transport, Mr. Armbruster was with Ernst & Young LLP from June 1981 to July 1990, where he most recently served as Senior Manager.
Brian J. van Helden has served as our Chief Operating Officer since December 2013 and previously served as our President - Truckload and Logistics from June 2011 to December 2013 and our Vice President - Operations from April 2007 to May 2011. Prior to joining our company, Mr. van Helden held various leadership positions over ten years with FedEx Ground, Inc. (a division of FedEx Corporation), most recently serving as a Regional Managing Director for FedEx Ground from July 2003 to April 2007, where he was responsible for operational matters in the Midwest and New England. Prior to that, Mr. van Helden held various operations positions with UPS and Roadway Express.
Kevin Charlebois has served as our President - Transportation Management Solutions since July 2014 and previously served as our President - Freight Consolidation and Inventory Management from December 2013 to July 2014 and President - Prime Logistics from October 2011 to December 2013. Prior to joining our company, Mr. Charlebois held various leadership positions over 17 years with FedEx Ground, Inc. and held Managing Director roles from 2005 to 2011. These roles included leading the operations of the Home Delivery Atlantic Region (six states), Southeastern Division comprised of five regions (14 states), and as a Corporate Safety Director for North America. Prior to that, Mr. Charlebois held sales leadership positions with Cardinal Health and IKON Office Solutions. On April 1, 2015, Mr. Charlebois resigned as our President - Transportation Management Solutions effective April 10, 2015.
Grant Crawford has served as our President - Less-than-Truckload since June 2014. Prior to joining our company, Mr. Crawford served as Vice President - International Operations with FedEx Freight, Inc. During his 23-year career with FedEx, Mr. Crawford held various leadership positions, including Vice President and General Manager for FedEx Freight Canada and Managing Director of Regional Operations for FedEx Freight East.
Patrick K. McKay has served as our President - Truckload Logistics since July 2014 and was previously our President - Truckload Services from March 2012 to July 2014. Prior to joining our company, Mr. McKay served as a General Manager - Operations for the van truckload division of Schneider National, Inc. from 2008 to 2012. Prior to that, Mr. McKay held various leadership positions with FedEx Ground, Inc. from 1992 to 2008, most recently serving as a Division Managing Director.
Mark Peterson has served as our Executive Vice President - Sales since June 2014. Prior to joining our company, Mr. Peterson served as Senior Vice President at CRST Specialized Transportation, Inc. from 2012 to 2014. Prior to CRST, Mr. Peterson held successive senior management roles at Mode Transportation, FFE Transportation Services, Inc. and Landstar System, Inc. Mr. Peterson began his career with Consolidated Freightways.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides an overview of our executive compensation program, together with a description of the material factors underlying the decisions that resulted in the compensation paid to our named executive officers.
Compensation Philosophy and Objectives
Our executive compensation philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives and key employees and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies and reward the achievement of short-term and long-term performance goals.
Like most companies, we use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executives with those of our stockholders. Our compensation philosophy generally targets total compensation between the 25th and 50th percentile of comparable companies. We believe that targeting compensation at the 25th-to-50th percentile will enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers. However, our compensation committee’s decisions on target compensation for specific individuals are also influenced by a variety of additional factors, including company and individual performance.
Each year our compensation committee, together with our senior management, establishes performance targets for our annual cash incentive plan that requires the achievement of significant financial results. Each year our compensation committee determines compensation by assessing prior year performance against these established financial targets, as well as other factors such as the compensation paid by comparable companies, achievement of strategic objectives, improvements in market share, and the professional development and potential of individual officers. Ultimately, the amount of compensation awarded to our executives is determined based on our performance and what our compensation committee believes is in the best interests of our stockholders.
Historically, our pay mix has consisted primarily of base salary, annual performance-based bonuses, and time-based equity incentives. We have no guaranteed bonuses, no pension plans or other executive retirement plans except our 401(k) plan available to all of our employees, no significant tax gross-up arrangements, and no material executive perquisites such as company-paid personal travel, financial planning assistance, or car allowances. Total compensation levels reflect corporate positions, responsibilities, and achievement of goals. Accordingly, compensation levels may vary significantly from year to year and among our various executive officers. In general, we expect the compensation level of our chief executive officer to be higher than that of our other executive officers assuming relatively equal achievement of performance targets.
As discussed more fully below, for 2015 our compensation committee determined to add a performance-based element to our long-term equity incentive program. Under this program, performance-based RSUs (referred to as PRUs) are awarded to eligible employees, including our named executive officers. PRU awards are intended to reward employees to the extent we achieve specific pre-established financial performance goals. Implementation of this program represents an important step by our compensation committee to drive a pay-for-performance culture.
Our executive officers discussed in this Compensation Discussion and Analysis are:

•	Mark A. DiBlasi, our President and Chief Executive Officer;

•	Peter R. Armbruster, our Chief Financial Officer, Treasurer, and Secretary;

•	Brian J. van Helden, our Chief Operating Officer;

•	Kevin Charlebois, our President - Transportation Management Solutions; and

•	Patrick K. McKay, our President -Truckload Logistics.
On April 1, 2015, Mr. Charlebois resigned as our President - Transportation Management Solutions effective April 10, 2015.
Executive Summary and Impact of 2014 Say-On-Pay Vote
At our 2014 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our executive officers described in our 2014 proxy statement. Approximately 95.7% of the votes cast on the matter were voted “For” such advisory “say-on-pay” approval, while approximately 3.5% were voted “Against.” In addition, at our 2011 annual meeting, a majority of our stockholders supported our board of directors' recommendation to hold a vote on our executive compensation program every three years. As a result of the support received for its recommendation, our board of directors determined to hold a vote on executive compensation every three years.

As discussed more fully below, and in light of our focus on pay for performance and the consistently high support our say-on-pay proposal received in 2014, for 2014 and 2015 our compensation committee:

•	used both our peer group and certain composite compensation survey data as the primary tools for evaluating executive compensation;

•	increased the base salaries of our executive officers in light of market competition and to reflect their responsibilities as executives of a public company of our size;

•	removed the individual performance component from our annual cash incentive plan in order to emphasize more objective pay-for-performance criteria;

•	increased the annual cash incentive plan target levels for each of our executive officers;

•
directly incorporated earnings before interest and taxes (referred to as EBIT) objectives in our annual cash incentive plan and earnings before interest, tax, depreciation, and amortization expense (referred to as EBITDA) objective in our revised long-term equity incentive program in order to strengthen pay-for-performance;

•
calculated the number of shares of our common stock subject to RSUs and PRUs by using the 20-day trailing average closing sale price as of the date of grant, thereby mitigating the effects of our stock price volatility.

An important principle driving our compensation programs is our belief that it benefits our stockholders for management compensation to be tied to our company's current and long-term performance. As a result, at-risk pay is expected to comprise an increasingly significant portion of our executive compensation, particularly for our most senior officers. As indicated above, approximately 95.7% of the votes cast on the 2014 advisory vote on executive compensation proposal were in favor of our executive compensation as described in our 2014 proxy statement. Our board of directors and compensation committee considered these final vote results and determined that, given the significant level of support, no material changes to our executive compensation philosophy were necessary based on the vote results. Nevertheless, our compensation committee strives to continually improve our executive compensation programs. As discussed more fully below, for 2015 our compensation committee determined to add a performance-based element to our long-term equity incentive program in order to strengthen pay-for-performance and directly incorporate earnings before interest, tax, depreciation, and amortization expense (referred to as EBITDA) objectives.
Role of the Compensation Committee
Our compensation committee, which is discussed in greater detail under “Committees of the Board of Directors” above, is responsible for, among other things,

•	the review and approval of our compensation philosophy;

•	the review of all executive compensation plans and structures, including that of our executive officers and other members of management;

•	the approval (or recommendation to our board of directors) of individual compensation for our executive officers and other members of management, including our chief executive officer;

•	the approval of annual and long-term incentive performance metrics, as well as payouts thereunder; and

•	the review of other executive benefit plans, including perquisites.
Our compensation committee, in consultation with the outside executive compensation consultant retained by our compensation committee, also analyzes the reasonableness of our overall executive compensation package. Our compensation committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.rrts.com.
While our chief executive officer and other executive officers may attend meetings of our compensation committee from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee. These decisions are based not only on our compensation committee's deliberations, but also from input requested from outside advisors, including our compensation committee's outside compensation consultant, with respect to, among other things, market data analyses. In addition, Mr. Rued, the chairman of our board of directors, has played and continues to play an integral role in providing recommendations and input to our compensation committee regarding executive compensation, and in assisting our compensation committee in fulfilling its responsibilities. The final decisions relating to our chief executive officer's compensation have historically been based on recommendations of our compensation committee and included discussions with and approval by all of our non-employee directors without the presence of management. Our compensation committee typically discusses proposals for our chief executive officer's compensation with him but always makes final decisions regarding his compensation when he is not present. Decisions regarding the compensation of our other executive officers have historically been based on recommendations of our compensation committee, after considering recommendations from our chief executive officer, and included discussions with and approval by all of our non-employee directors without the presence of management.
Role of Compensation Consultant
Our compensation committee engaged Compensia, Inc. (referred to as Compensia) to provide the committee with an executive compensation assessment for 2014 and 2015. Compensia has not been retained to perform any consulting or advisory services for our management team. The chairman of our compensation committee, in consultation with other committee members, defines the scope of Compensia's engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure, assisting with the identification of relevant peer companies, and assisting in the preparation of compensation disclosure for inclusion in our SEC filings.
Compensia provided analyses and recommendations that informed the committee's decisions in each of 2014 and 2015, but it did not decide or approve any compensation decisions. For both years, Compensia reviewed the criteria used to identify peer and other comparable companies for executive officer and performance comparisons, provided a detailed market assessment of our executive compensation relative to our peer group and certain survey data, and provided updates on market trends and the regulatory environment as it related to executive compensation. In addition, for 2015, Compensia furnished our compensation committee with performance-based equity considerations, including a summary of the relevant practices of our peer group and a summary of the potential performance-based program designs. Compensia representatives communicated with members of our compensation committee on several occasions regarding our peer group, certain survey data, market trends and the regulatory environment as it related to executive compensation. Compensia's only contact with management was in the gathering of compensation information.
Our compensation committee has considered the independence of Compensia in light of the listing standards of the NYSE on compensation committee independence and the rules of the SEC. Our compensation committee concluded that the work performed by Compensia did not raise any conflict of interest.
Role of Management in Setting Compensation
Our vice president of human resources and members of our finance department work with our chief executive officer to recommend changes to our compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist our compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.
Our chief executive officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for compensation committee approval the financial goals and the annual variable pay amounts for his executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our annual cash incentive plan. Our chief executive officer is subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.
Compensation Structure
Although the final structure may vary from year to year and officer to officer, our compensation committee utilizes three main components for executive officer compensation:

•	Base Salary - fixed pay that takes into account an individual's duties and responsibilities, experience, expertise, and individual potential and performance;

•	Annual Incentive Bonus - variable cash compensation that takes into account our financial performance during a particular year; and

•
Long-Term Incentives - stock-based awards consisting of time-vest RSUs for 2014 and PRUs for 2015, that reflect the performance of our common stock, encourage retention, and align executive officer and stockholder interests.

Pay Mix
In determining the allocation among base salary, annual incentive bonus, and long-term equity incentive compensation, our compensation committee considers the following factors: our short- and long-term business objectives, competitive trends within our industry, and the importance of creating a performance-based environment that ties a significant portion of each executive officer's compensation to the achievement of performance targets and corporate objectives. When considering a proposed compensation package for an executive officer, our compensation committee considers the compensation package as a whole, including each element of total compensation. For example, before determining officer compensation for 2015, our compensation committee reviewed, for each executive officer, each element of compensation paid in 2014, including base salary, 2014 incentive bonus, and the value of equity awards made in prior periods. Our compensation committee and management use this information to assess the overall effect and long-term implications of compensation decisions, rather than viewing individual decisions in isolation. We have no pre-established policy for allocating between either cash and non-cash or short-term or long-term compensation.
Our compensation committee believes that the particular elements of compensation identified above produce a well-balanced mix of cash versus stock-based compensation, retention value, and at-risk compensation that collectively provide each executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will produce a high level of company performance over the annual and long term. Our compensation committee believes that this approach should lead to increases in stockholder value, provide an appropriate reward for our executive officers, and reduce the risk of loss of executive officers to competitors.
While each of the elements of our compensation program is intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, there is a different emphasis on the three primary elements based on an employee's position and ability to impact our financial results. This is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of reduced compensation when performance falls short of established financial targets.
For 2015, compensation for our named executive officers has been structured so that more than half the compensation consists of performance-based equity awards and a cash incentive bonus program that is performance-based and dependent on our 2015 financial results, with the other portion comprising base salary. This allocation is consistent with our compensation committee's overall pay-for-performance philosophy with respect to our executive officers. The performance-based equity awards and cash incentive bonus program are tied to the achievement of 2015 financial goals, with the performance-based equity awards being delivered over a four-year period as described in more detail below. Our compensation committee believes that this mix of short-term and long-term incentives provides sufficient rewards in the short-term to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term goals that drive stockholder value. This also mitigates the risk of executive officers focusing solely on short-term or solely on long-term goals, and offers retention value as the compensation is received over an extended term.
Total compensation for specific individuals varies based on a number of factors in addition to company and individual performance, including scope of duties within our organizational structure, institutional knowledge, position readiness, and/or level of difficulty in recruiting a replacement executive.
While the annual incentive program for our executive officers is based primarily on our company-wide performance, our broader compensation programs are also designed to provide payments to managers in our three business segments based on a combination of consolidated company and segment results. For example, a portion of the annual cash incentive opportunity for the presidents of our three business units are based on the performance of the business unit for which the president is primarily responsible. We believe this blended program design motivates business segments to work together to achieve greater returns for our stockholders. In any one year, because we are comprised of different business segments, managers in high-performing business units may receive significantly more compensation than managers in business units that do not perform well.
Compensation Levels
Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual's duties and responsibilities within our company; the individual's experience and expertise; compensation levels for similar positions in our industry; performance of the individual and our company as a whole; and the levels of compensation necessary to recruit new executive officers. For both 2014 and 2015, our compensation committee reviewed the compensation of our executive officers and compared it with that of a peer group of companies and broader, composite market survey data provided by Compensia. This process started with the selection of an appropriate group of peer companies for comparison purposes. We use peer group information as a point of reference, but do not specifically benchmark or target our compensation levels against our peer group.
For its 2014 executive compensation assessment, Compensia reviewed the 2013 peer group and updated it to reflect our current revenue size, market capitalization, projected growth, and changes in the peer companies. Under this approach, the peer group companies were determined using the following selection criteria: (1) companies in the transportation and transportation logistics industry; (2) companies with revenue between approximately 50% and 200% of our last four quarters revenue at the time of selection, which resulted in peer companies with revenues between $250 million and $2.0 billion, based upon the last four quarters of reported revenue at the time of selection; and (3) companies with a market capitalization between approximately 25% and 400% of our market capitalization at the time of selection, which resulted in peer companies with market capitalization between approximately $70 million and $1.5 billion at the time of selection. The companies included in the compensation peer group approved by our compensation committee for our 2014 executive compensation program were the following 12 peer companies:

• Air Transport Services Group, Inc.	• Arkansas Best Corporation	• Echo Global Logistics, Inc.
• Forward Air Corporation	• Marten Transport, Ltd.	• Pacer International, Inc.
• Quality Distribution, Inc.	• Saia, Inc.	• Universal Truckload Services, Inc.
• USA Truck, Inc.	• Werner Enterprises, Inc.	• XPO Logistics, Inc.
For its 2015 executive compensation assessment, Compensia reviewed our 2014 peer group and updated it to reflect our current revenue size, market capitalization, projected growth, and changes in the peer companies. Under this approach, the peer group companies were determined using the following selection criteria: (1) companies in the transportation and transportation logistics industry; (2) companies with revenue between approximately 50% and 200% of our last four quarters revenue at the time of selection, which resulted in peer companies with revenues between $750 million and $3.0 billion, based upon the last four quarters of reported revenue at the time of selection; and (3) companies with a market capitalization between approximately 25% and 400% of our market capitalization at the time of selection, which resulted in peer companies with market capitalization between approximately $300 million and $3.5 billion at the time of selection. The companies included in the compensation peer group approved by our compensation committee for our 2015 executive compensation program were the following 16 peer companies:

• ArcBest Corporation	• Atlas Air Worldwide Holdings, Inc.	• Celadon Group, Inc.
• Echo Global Logistics, Inc.	• Forward Air Corporation	• Heartland Express, Inc.
• Knight Transportation, Inc.	• Landstar System, Inc.	• Matson, Inc.
• Park-Ohio Holdings, Corp	• Quality Distribution, Inc.	• Saia, Inc.
• Universal Truckload Services, Inc.	• Werner Enterprises, Inc.	• Wesco Aircraft Holdings, Inc.
• XPO Logistics, Inc.
This peer group is used for purposes of comparing compensation levels and programs only, and not for any other purposes. Such peer group does not represent an established peer group that our management uses for financial or other measurement purposes.
Compensia also provided our compensation committee with broader market compensation data for our named executive officers. The composite survey data consisted of a blend between Mercer's Global Premium Executive Remuneration Suite and Towers Watson's Survey Report on Top Management.
The peer group's proxy statements provide detailed pay data for their top five officers. Survey data provides compensation information from a broader group of companies of similar size to ours across a variety of industries (surveys covering multiple industries were used because there was insufficient data in the transportation/logistics industry subset). Our compensation committee used this data as a framework for making compensation decisions for each executive officer's position.
Our compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as our compensation committee deems appropriate, to advise our compensation committee with respect to its compensation policies and provide compensation data from comparable companies.
Risk Management Considerations
Our compensation committee believes that our performance-based bonus and equity programs provide incentives to create long-term stockholder value. Several elements of the programs are also designed to discourage behavior that leads to excessive risk:

•
Our compensation committee believes that EBIT, the financial metric used to determine the amount of each executive officer's annual incentive bonus, is a measure that drives long-term stockholder value. Moreover, our compensation committee attempts to set ranges for this metric that encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall annual incentive bonus for each of our executive officers never exceeds 150% of their base salaries, no matter how much financial performance exceeds the ranges established at the beginning of the year.

•
Our compensation committee believes that EBITDA, the financial metric used in our 2015 PRU program, is also a measure that drives long-term stockholder value. Moreover, our compensation committee attempts to set ranges for this metric that encourage success without encouraging excessive risk taking to achieve short-term results.

•	Our time-vest RSUs and PRUs vest over a four-year period, encouraging executives to look to long-term appreciation in equity values.

•
Our 2015 annual incentive plan provides that executives will receive payments if our company achieves 80% of the target EBIT. Our compensation committee believes that this relatively low threshold discourages management from taking excessive risk to achieve performance at a higher percentage of the established target.

Individual Executive Officer Compensation
Base Salary. Base salaries for our executive officers are set with regard to the level of the position within our company, the individual's performance in recent periods, competitive salary levels for comparable positions at other companies, and the executive's experience. The base salary levels, and any increases or decreases to those levels for each executive officer, are reviewed and approved each year by our compensation committee. Such adjustments may be based on factors such as the overall performance of our company, new roles and responsibilities assumed by the executive, the performance of the executive officer's area of responsibility, the executive officer's impact on strategic goals, the length of service with our company, or revisions to our compensation philosophy. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our compensation committee's judgment. Although salaries are generally targeted at the 25th to 50th percentile of our peer group and relevant compensation survey data, our compensation committee may also take into account historical compensation, internal parity with other executives, potential as a key contributor, and special recruiting situations. We believe that targeting base salaries at the 25th-to-50th percentile will enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers.
Base Salaries for 2014. Base salary deliberations for 2014 were conducted from November 2013 to February 2014. Mr. DiBlasi, our chief executive officer, met with Mr. Rued, the chairman of our board of directors, regarding the compensation for each of our executive officers (other than himself). Mr. DiBlasi recommended that the base salary of Mr. van Helden be increased significantly based on his promotion to our Chief Operating Officer in late December 2013. Following these consultations, Mr. Rued met with our compensation committee to present recommendations for each of our executive officers. In considering these recommendations, our compensation committee reviewed peer group data, the composite market survey data provided by Compensia, and individual performance evaluations for each executive officer, as well as the late December 2013 promotion of Mr. van Helden. In determining the base salary for our chief executive officer, our compensation committee similarly reviewed and considered the chief executive officer compensation peer group data, survey data, and performance evaluations for Mr. DiBlasi from Mr. Rued, Mr. DiBlasi's direct reports, and members of our board of directors.
For 2014, our compensation committee approved an increase in the base salaries of our executive officers in order to continue to keep the base salaries of our executive officers between the 25th-to-50th percentile for comparable companies. The 2014 increases in base salary for our executive officers became effective on February 16, 2014. A summary of the base salary increases made for 2014 is outlined below for each of Messrs. DiBlasi, Armbruster, and van Helden, who are sometimes referred to herein as our 2013 named executive officers:

	Base Salary
Name	2013	2014	Y/Y Change
Mark A. DiBlasi	$465,000	$505,000	8.6%
Peter R. Armbruster	$285,000	$310,000	8.8%
Brian J. van Helden(1)	$300,000	$385,000	28.3%

(1) In late December 2013, Mr. van Helden became our Chief Operating Officer
Base Salaries for 2015. Base salary deliberations for 2015 were conducted from November 2014 to February 2015. Mr. DiBlasi, our chief executive officer, met with Mr. Rued, the chairman of our board of directors, regarding the compensation for each of our executive officers (other than himself). Following these consultations, Mr. Rued met with our compensation committee to present recommendations for each of our executive officers. In considering these recommendations, our compensation committee reviewed peer group data, the composite market survey data provided by Compensia, and individual performance evaluations for each executive officer. In determining the base salary for our chief executive officer, our compensation committee similarly reviewed and considered the chief executive officer compensation peer group data, survey data, and performance evaluations for Mr. DiBlasi from Mr. Rued, Mr. DiBlasi's direct reports, and members of our board of directors.

For 2015, our compensation committee approved an increase in the base salaries of our executive officers in order to continue to keep the base salaries of our executive officers between the 25th-to-50th percentile for comparable companies. The 2015 increases in base salary for our executive officers became effective on February 15, 2015. A summary of the base salary increases made for 2015 is outlined below for each of our named executive officers:

	Base Salary
Name	2014	2015	Y/Y Change
Mark A. DiBlasi	$505,000	$527,000	4.4%
Peter R. Armbruster	$310,000	$325,000	4.8%
Brian J. van Helden	$385,000	$400,000	3.9%
Kevin Charlebois(1)	$250,000	$278,000	11.2%
Patrick K. McKay(2)	$265,000	$278,000	4.9%

(1) In July 2014, Mr. Charlebois became our President, Transportation Management Solutions. Mr. Charlebois previously served as our President - Freight Consolidation and Inventory Management from December 2013 to July 2014 and President - Prime Logistics from October 2011 to December 2013. On April 1, 2015, Mr. Charlebois resigned as our President - Transportation Management Solutions effective April 10, 2015.
(2) In July 2014, Mr. McKay became our President - Truckload Logistics. Mr. McKay was previously our President - Truckload Services from March 2012 to July 2014.
Annual Incentive Bonus. In addition to base salary, our compensation committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve near-term performance goals. For 2014, our compensation committee determined to reward our executive officers for company-wide performance by tying bonus awards to our EBIT performance. For our 2013 named executives, the bonus was solely based on our company-wide EBIT performance.
Our compensation committee believes that EBIT is a good indicator in capturing our success given the market in which we compete and is a measure that management can easily track and communicate to employees throughout the performance period. Each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our company's actual performance. Payments pursuant to our cash incentive plan are intended to qualify as “Performance Awards” under our 2010 Incentive Compensation Plan (referred to as the 2010 Plan) and thereby constitute performance-based compensation not subject to the deductibility limitations of Section 162(m) of the Code.
When determining the EBIT target for our annual cash bonus program, management makes the initial recommendation for the financial target based upon our company's annual board-approved budget, as well as the bonus opportunity for each officer, and these recommendations are reviewed and discussed by our compensation committee. The major factors used in setting one or more targets for a particular year are the results for the most recently-completed year and the budget for the current year, as well as other factors such as general economic and market conditions. Our compensation committee sets the final corporate performance goal during our first quarter, typically at a level our compensation committee believes is challenging, but reasonable, for management to achieve.
At the end of each year, our compensation committee determines the level of achievement for the specified financial goal (after making any appropriate adjustments to such goal for the effects of corporate and economic factors that were not anticipated in establishing the performance measure) and awards credit for the achievement of the goal as a percentage of the target bonus. Final determinations as to bonus levels are then based on that percentage. If earned, actual bonuses are generally paid to the executives early in the second quarter of the subsequent fiscal year.
2014 Annual Incentive Bonuses. For 2014, each 2013 named executive officer had a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our company's actual performance. Our compensation committee increased the 2014 maximum bonus award for Mr. DiBlasi from 135% to 150% and for Messrs. Armbruster and van Helden from 100% to 110%. The fiscal 2014 EBIT target was recommended by management and approved by our compensation committee in February 2014. The 2014 EBIT target of $114.5 million was based on and was consistent with the annual budget previously approved by our board of directors, as adjusted throughout the year to account for acquisitions completed.

The table below lists the 2014 base salaries and bonus levels for each of our 2013 named executive officers during 2014:

		Annual Incentive Bonus Levels as % of Base Salary
Name	2014 Base Salary	80% of Target(1)	90% of Target	100% of Target	150% of Target(2)
Mark A. DiBlasi	$505,000	30%	55%	80%	150%
Peter R. Armbruster	$310,000	25%	42.5%	60%	110%
Brian J. van Helden	$385,000	25%	42.5%	60%	110%

(1)
Represents the percentage of 2014 base salary that the executive is eligible to receive if we achieve 80% of the EBIT target established by our compensation committee. Bonuses will not be earned if EBIT is less than 80% of target.

(2) Represents maximum potential bonus payout.
For fiscal 2014, our company-wide adjusted EBIT was $92.7 million, or 80.9% of the established target, resulting in a payout of approximately 32.4% of Mr. DiBlasi's base salary, approximately 26.6% of Mr. Armbruster's base salary, and approximately 26.6% of Mr. van Helden's base salary, as follows:

Name	2014 Incentive Bonus
Mark A. DiBlasi	$163,368
Peter R. Armbruster	$82,600
Brian J. van Helden	$102,583
2015 Annual Incentive Bonuses. For 2015, each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our company's actual performance. Our compensation committee maintained the maximum bonus award for Mr. DiBlasi at 150% and for Messrs. Armbruster and van Helden at 110%. The maximum bonus award for Messrs. Charlebois and McKay are 90% for 2015. The fiscal 2015 EBIT target was recommended by management and approved by our compensation committee in February 2015. The 2015 target is based on and is consistent with the annual budget previously approved by our board of directors. The actual incentive bonus payouts for 2015 performance will be determined by our compensation committee and paid in early 2016, and may be above or below target bonus levels.
The table below lists the 2015 base salaries and bonus levels for each of our named executive officers:

		Annual Incentive Bonus Levels as % of Base Salary
Name	2015 Base Salary	80% of Target(1)	90% of Target	100% of Target	150% of Target(2)
Mark A. DiBlasi	$527,000	30%	55%	80%	150%
Peter R. Armbruster	$325,000	25%	42.5%	60%	110%
Brian J. van Helden	$400,000	25%	42.5%	60%	110%
Kevin Charlebois(3)	$278,000	12.5%	25%	40%	90%
Patrick K. McKay(4)	$278,000	12.5%	25%	40%	90%

(1)
Represents the percentage of 2015 base salary that the executive is eligible to receive if we achieve 80% of the EBIT target established by our compensation committee. Bonuses will not be earned if EBIT is less than 80% of target.

(2) Represents maximum potential bonus payout.
(3) 25% of Mr. Charlebois' cash bonus potential will be based on achieving at least 80% of the EBIT target for our transportation management solutions business unit established by our compensation committee (in the same percentages set forth in the table above). On April 1, 2015, Mr. Charlebois resigned as our President - Transportation Management Solutions effective April 10, 2015.
(4) 25% of Mr. McKay's cash bonus potential will be based on achieving at least 80% of the EBIT target for our truckload logistics business unit established by our compensation committee (in the same percentages set forth in the table above).
Equity Awards. We believe that providing a significant portion of our executive officers' total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. By compensating our executives with our equity, our executives receive a stake in our company's financial future, and the gains realized in the long term depend on the executives' ability to drive our financial performance. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in a competitive market.

Our compensation committee develops its equity award determinations based on its judgment as to whether the total compensation packages provided to our executive officers, including prior equity awards and the level of vested and unvested equity awards then held by each participating officer, are sufficient to retain, motivate, and adequately reward the executive officers. In addition, our compensation committee considers the accounting costs that will be reflected in our financial statements when establishing the form of equity to be granted and the size of the grants as well as the potential dilution associated with the equity awards.
We grant equity awards under our 2010 Plan, which was adopted by our board of directors and approved by our stockholders and permits the grant of stock options, stock appreciation rights, restricted shares, RSUs, performance shares, and other stock-based awards to our officers, directors, employees, and consultants.
Historically, we have used time-vest RSUs for our long-term equity incentive compensation. As discussed more fully below, for 2015 our compensation committee determined to add a performance-based element to our long-term equity incentive program in order to strengthen pay-for-performance and directly incorporate EBITDA objectives.
Restricted Stock Units. RSUs represent the right to receive one share of our common stock for each RSU upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. RSU awards reflect both increases and decreases in stock prices from the grant-date market prices and thus tie compensation more closely to changes in stockholder value at all levels compared to options, whose intrinsic value changes only when the market price of shares is above the exercise price. RSUs also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team. In addition, RSUs allow our compensation committee to deliver equivalent value with use of fewer authorized shares than option awards.
Shares of our stock are issued to RSU holders as the awards vest. The vesting schedule for RSUs granted to our executive officers and other employees provides that each award vests in four equal annual installments. Recipients of RSU awards generally must remain employed by us on a continuous basis through the end of the relevant vesting period in order to receive any amount of the RSUs covered by that award, except that recipients may be entitled to accelerated delivery of a portion of unvested RSUs in the case of the recipient's death or disability, or upon a change in control.
Performance RSUs. For 2015, our compensation committee determined to add a performance-based element to our long-term incentive program. Under this program, PRUs are awarded to eligible employees, including our named executive officers. PRU awards are intended to reward employees to the extent we achieve specific pre-established financial performance goals. Implementation of this program represents an important step by our compensation committee to drive a pay-for-performance culture.
Under our 2015 PRU program, a target number of PRUs were awarded in February 2015. The number of PRUs ultimately earned will range from zero to 1.4 times the target number depending on our performance during 2015. Each PRU will be equal in value to one share of our common stock, and the PRUs earned will vest in four equal installments of 25% on the “performance determination date” (as defined below) and on each of March 1, 2017, 2018, and 2019. Recipients of PRU awards generally must remain employed by us on a continuous basis through the end of the relevant vesting period in order to receive any amount of the PRUs earned, except that recipients may be entitled to accelerated delivery of a portion of unvested PRUs in the case of the recipient’s death or disability, or upon a change in control.
Under our 2015 PRU program, our compensation committee established company-wide EBITDA as the performance metric. The calculation of EBITDA will exclude non-cash compensation expense attributable to the PRU awards, acquisition transaction expenses, and the results of any acquisitions that we make during the year. The percentage to be applied to each recipient’s target number of PRUs ranges from zero to 140%, based upon the extent to which the performance goal is achieved. If we do not achieve a minimum level of approximately 91% of the EBITDA performance target for the year, the number of PRUs earned will be zero. If we achieve this minimum level of the EBITDA performance target for the year, a percentage (ranging on a sliding scale from 40% to 140%) will be applied to the recipient’s target number of PRUs to determine the number of PRUs earned. If we achieve a maximum level of approximately 106% or more of the EBITDA performance target for the year, the number of PRUs earned will be 140% of the recipient’s target number of PRUs. As soon as practicable following the end of 2015, our compensation committee will determine and certify whether the minimum financial performance level has been achieved, the level of attainment of the performance goal, and the number of PRUs earned by each recipient of a PRU award (such date of determination is referred to as the performance determination date).
Equity Award Mix. Our compensation committee may in the future adjust the mix of equity award types or approve different awards as part of the overall long-term incentive award. Awards made in connection with a new, extended, or expanded employment relationship may involve a different mix of performance and time-vest RSUs, options, or other equity-related awards depending on our compensation committee’s assessment of the total compensation package being offered.

2014 Equity Awards. For 2014, in determining the amounts of time-vest RSUs, our compensation committee considered peer group and survey data, potential dilution, share “burn” rate relative to our company's outstanding stock, and compensation expense attributable to the awards. The following table sets forth the estimated value of our 2014 equity awards and the number of time-vest RSUs awarded to our 2013 named executive officers for 2014:

Name	Dollar Value of RSUs	Number of RSUs(1)
Mark A. DiBlasi	$400,000	16,654
Peter R. Armbruster	$250,000	10,409
Brian J. van Helden	$300,000	12,490

(1) The number of RSUs awarded was calculated using a dollar value per share of $24.02, which was the 20-day trailing average closing sale price of our common stock as of February 21, 2014, the grant date. On February 21, 2014, the closing sales price of our common stock was $22.26.
2015 Equity Awards. For 2015, in determining target amounts of PRUs, our compensation committee considered peer group and survey data, potential dilution, share “burn” rate relative to our company's outstanding stock, and compensation expense attributable to the awards. The following table sets forth the target dollar amount and target number of PRUs awarded to our named executive officers for 2015:

Name	Target Dollar Value of PRUs	Target Number of PRUs(1)
Mark A. DiBlasi	$600,000	26,189
Peter R. Armbruster	$400,000	17,460
Brian J. van Helden	$450,000	19,642
Kevin Charlebois (2)	$350,000	15,277
Patrick K. McKay	$350,000	15,277

(1) The target number of PRUs awarded was calculated using a dollar value per share of $22.91, which was the 20-day trailing average closing sales price for our common stock as of February 18, 2015, the grant date. On February 18, 2015, the closing sales price for our common stock was $25.26.
(2) On April 1, 2015, Mr. Charlebois resigned as our President - Transportation Management Solutions effective April 10, 2015.
Other Compensation Elements
Pension and Nonqualified Deferred Compensation. None of our executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us.
Other Compensation. All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all of our employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that is competitive with that offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice. These benefits are not considered by our compensation committee in determining the compensation of our executive officers.
Employment Agreements. We do not maintain employment contracts with our employees. We provided employment letter agreements to our executive officers upon joining our company, which are described below under “Executive Compensation - Employment and Other Agreements.”
Severance Payments due Upon Termination and/or a Change in Control. We currently provide for the accelerated vesting of stock awards in connection with any “change in control.” Our compensation committee believes that for our executive officers, accelerated vesting of stock awards in the event of a change in control is generally appropriate because in some change in control situations, equity of the target company is cancelled, making immediate acceleration necessary in order to preserve the value of the award. In addition, we rely primarily on equity incentive awards to provide our named executive officers with the opportunity to accumulate substantial resources to fund their retirement income, and our compensation committee believes that a change in control event is an appropriate liquidation point for awards designed for such purpose.
In addition, Messrs. DiBlasi, Armbruster, and van Helden would receive cash severance in certain circumstances that result in termination of employment. These payments are intended to provide a level of transition assistance in the event of an involuntary termination of employment and to keep Messrs. DiBlasi, Armbruster, and van Helden focused on our business rather than their personal circumstances. Our compensation committee believes these provisions are fair and reasonable based on its understanding of market practices among industry competitors and within the broader environment of similarly sized businesses.

Calculations of the payments due to our named executive officers upon certain terminations of employment and/or in connection with a change in control are set forth under “Executive Compensation - Potential Payments upon Termination or Change in Control.” We believe these severance benefits are an essential element of our compensation package for executive officers and assist us in recruiting and retaining talented individuals. In addition, we believe that it is more equitable to offer severance benefits based on a standard formula determined as a multiple of base pay because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term compensation arrangements. As a result, and consistent with the practice of most of our peer companies, other compensation decisions are not generally based on the existence of this severance protection.
Prohibitions on Hedging and Pledging of Shares. Among other things, our insider trading policy prohibits our executive officers from engaging in put, call, derivative, or short sale transactions, as well as pledging our securities as collateral for a loan.
Stock Ownership Guidelines. We do not currently maintain stock ownership guidelines for our officers.
Clawback Policy. Our compensation committee does not currently have an established clawback policy or practice regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. However, in connection with the implementation of rules under the Dodd-Frank Act, our compensation committee expects that in the future it will establish mechanisms to recover incentive compensation in the event of a financial restatement or similar event.
Approval Process for Equity Grants
Executives and other employees receive long-term equity awards pursuant to the terms of the 2010 Plan. Our compensation committee administers the 2010 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. Our compensation committee reviews these rules from time to time and considers, among other things, the interests of our stockholders, market conditions, information provided by our compensation consultant and legal advisor, performance objectives, and recommendations made by our chief executive officer.
Our compensation committee reviews awards for all employees. Our compensation committee has established a process in which our compensation committee reviews the recommendations of our chief executive officer for executives (other than himself) and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.
We have no practice of timing equity grants to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of named executive officer compensation. In addition, our practice of calculating equity awards based on the 20-day trailing average closing sale price of our common stock mitigates the effects of both our stock price volatility and the impact of grant timing.
In August 2013, our compensation committee created an employee RSU committee and appointed Mr. DiBlasi as the committee’s sole member. The employee RSU committee has the authority to grant RSUs pursuant to the 2010 Plan solely to newly hired non-officer employees of our company (other than “Covered Employees” as defined in the 2010 Plan) as follows: (i) the specified dollar value of any individual award of RSUs by the committee shall not exceed $50,000, (ii) the specific number of RSUs to be granted by the committee shall be calculated using the 20-day trailing average closing sales price for our common stock on the NYSE during the 20 trading days immediately prior to the grant date, (iii) the aggregate dollar value of all awards of RSUs to be granted by the committee shall not exceed $250,000, (iv) all awards of RSUs by the committee shall have standard terms, including vesting, and (v) the committee shall promptly following the end of each calendar quarter provide our compensation committee with a report regarding the grants made by the committee during the prior quarter.
Impact of Tax and Accounting
As a general matter, our compensation committee takes into account the various tax and accounting implications of the compensation vehicles employed by us. While structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, our compensation committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of compensation.
Deductibility. Section 162(m) of the Code does not permit publicly traded companies to take income tax deductions for compensation paid to our chief executive officer and certain other executive officers to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-based compensation. The 2010 Plan is structured so that the compensation deemed paid to an executive officer in connection with annual bonuses under the cash incentive plan and PRUs granted under the 2010 Plan should qualify as performance-based compensation not subject to the $1 million limitation. Our time-vest RSUs are not considered performance-based under the Section 162(m) rules because they vest over time rather than based on the achievement of performance goals. Accordingly, amounts of compensation related to those RSUs held by our executive officers may not be fully deductible (depending on the value of our stock and the amount of other nonperformance-based compensation an officer has during the year in which any portion of the RSU vests).
Our compensation committee will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for our executive officers, our compensation committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. Our compensation committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.
Tax Implications for Officers. Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. We attempt in good faith to structure compensation so that it either conforms with the requirements of or qualifies for an exception under Section 409A. Section 280G of the Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in the Section 280G rules. Our executive officers could receive the amounts shown in the section entitled “Executive Compensation-Potential Payments Upon Termination or Change in Control” as severance or change of control payments that could trigger this excise tax. We do not offer our officers as part of their change of control benefits any gross ups related to this excise tax under Section 4999 of the Code.
Accounting Considerations. When determining amounts of long-term incentive grants to executives and employees, our compensation committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, “Compensation - Stock Compensation,” grants of stock options and RSUs result in an accounting charge for us equal to the grant date fair value of those securities. For time-vest RSUs, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the date of the award. The cost is then amortized over the requisite service period. For PRUs, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the date of the award that are expected to vest under the performance criteria. Adjustments to the accounting cost are made each quarter based on re-evaluations of expected vesting under the performance criteria.
COMPENSATION COMMITTEE REPORT
Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
William S. Urkiel, Chairman
Christopher L. Doerr
James D. Staley

EXECUTIVE COMPENSATION

Fiscal Year 2014 Summary Compensation Table
The following table sets forth compensation information for our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation(3)	Total
Mark A. DiBlasi	2014	$498,846	$370,718	$163,368	$4,384	$1,037,316
President, Chief Executive Officer, and Director	2013	$457,308	$424,402	$98,580	$8,424	$988,714
	2012	$410,385	$246,139	$179,305	$8,274	$844,103

Peter R. Armbruster	2014	$306,154	$231,704	$82,600	$4,370	$624,828
Chief Financial Officer, Treasurer, and Secretary	2013	$281,154	$248,975	$45,743	$8,064	$583,936
	2012	$256,923	$128,412	$91,794	$7,914	$485,043

Brian J. van Helden (4)	2014	$371,923	$278,027	$102,583	$3,880	$756,413
Chief Operating Officer	2013	$296,154	$248,975	$55,815	$7,916	$608,860
	2012	$271,461	$128,412	$85,921	$7,534	$493,328

Kevin Charlebois	2014	$259,154	$115,841	$36,239	$6,355	$417,589
President - Transportation Management Solutions(5)

Patrick K. McKay	2014	$254,185	$162,186	$86,364	$3,880	$506,615
President - Truckload Logistics(6)

(1) Amounts reflect the fair value of RSUs at the date of grant. The value is calculated in accordance with ASC Topic 718, “Compensation - Stock Compensation.” The fair value of an RSU is based on the closing market price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 9 to our 2014 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers with respect to these awards.
(2) Amounts in this column for fiscal 2014 represent the amounts earned and payable under our 2014 cash incentive plan, which were earned in fiscal 2014 but not paid until the second quarter of fiscal 2015. Amounts in this column for fiscal 2013 represent the amounts earned and payable under our 2013 cash incentive plan, which were earned in fiscal 2013 but not paid until the second quarter of fiscal 2014. Amounts in this column for fiscal 2012 represent the amounts earned and payable under our 2012 cash incentive plan, which were earned in fiscal 2012 but not paid until the second quarter of fiscal 2013. For a description of our 2014 cash incentive plan and amounts earned thereunder, see “Compensation Discussion and Analysis - Individual Executive Officer Compensation - Annual Incentive Bonus.” 100% of the bonus potential under our 2014 cash incentive plan for Mr. McKay was based on achieving at least 80% of the EBIT target for our truckload logistics business unit. 100% of the bonus potential under our 2014 cash incentive plan for Mr. Charlebois was based on achieving at least 80% of the company-wide EBIT target.
(3) Amounts for 2012, 2013, and 2014 represent matching contributions under our 401(k) plan and a gross-up tax reimbursements to cover taxes on term life insurance premiums computed in accordance with Internal Revenue Service guidelines. Our executive officers participate in our medical and disability insurance plans in the same manner as our other employees and do not receive any perquisites. The 2014 amounts also includes phone reimbursements for Mr. Charlebois.
(4) On December 27, 2013, we promoted Mr. van Helden to the position of Chief Operating Officer.
(5) In July 2014, Mr. Charlebois became our President - Transportation Management Solutions. Mr. Charlebois previously served as our President - Freight Consolidation and Inventory Management from December 2013 to July 2014 and President - Prime Logistics from October 2011 to December 2013. On April 1, 2015, Mr. Charlebois resigned as our President - Transportation Management Solutions effective April 10, 2015.
(6) In July 2014, Mr. McKay became our President - Truckload Logistics. Mr. McKay was previously our President - Truckload Services from March 2012 to July 2014.
Employment and Other Agreements
We have no written employment contracts with any of our executive officers. We have, however, provided employment letter agreements to our executive officers, which provide them with the right to participate in our incentive compensation plans and the right to participate in all insurance, retirement, and other fringe benefit plans as may from time to time be provided to our executives. The employment letter agreements with Messrs. DiBlasi, Armbruster, and van Helden also contain severance benefits. For a discussion of the severance benefits provided to our executive officers, see “Executive Compensation - Potential Payments Upon Termination or Change of Control.”

Fiscal Year 2014 Grants of Plan-Based Awards
The following table provides information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards(3)
Name	Year	Threshold	Target	Maximum
Mark A. DiBlasi		$151,500	$404,000	$757,500
	2/21/2014				16,654	$370,718
Peter R. Armbruster		$77,500	$186,000	$341,000
	2/21/2014				10,409	$231,704
Brian J. van Helden		$96,250	$231,000	$423,500
	2/21/2014				12,409	$278,027
Kevin Charlebois (4)		$31,250	$100,000	$225,000
	2/21/2014				5,204	$115,841
Patrick K. McKay		$33,125	$106,000	$238,500
	2/21/2014				7,286	$162,186

(1) Amounts represent the range of possible cash payouts under our 2014 cash incentive plan. All such awards have been paid, and the actual amounts paid are set forth in the Fiscal Year 2014 Summary Compensation Table above. For a description of our 2014 cash incentive plan and amounts earned thereunder, see “Compensation Discussion and Analysis - Individual Executive Officer Compensation - Annual Incentive Bonus - 2014 Annual Incentive Bonuses.” 100% of the bonus potential under our 2014 cash incentive plan for Mr. McKay was based on achieving at least 80% of the EBIT target for our truckload logistics business unit. 100% of the bonus potential under our 2014 cash incentive plan for Mr. Charlebois was based on achieving at least 80% of the company-wide EBIT target.
(2) Such RSUs vest 25% on each of March 1, 2015, 2016, 2017, and 2018.
(3) Amounts reflect the fair value of RSUs at the date of grant. The value is calculated in accordance with ASC Topic 718, “Compensation - Stock Compensation.” The fair value of an RSU is based on the closing market price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 9 to our 2014 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC.
(4) On April 1, 2015, Mr. Charlebois resigned as our President - Transportation Management Solutions effective April 10, 2015.

Outstanding Equity Awards at Fiscal Year-End 2014
The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2014.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(1)
Name	Exercisable	Unexercisable
Mark A. DiBlasi	119,451	—	$13.39	1/16/2016
	74,657	—	$20.09	1/16/2016
	59,726	—	$13.39	3/15/2017
					3,942(2)	$92,046
					6,958(3)	$162,469
					13,685(4)	$319,545
					16,654(5)	$388,871
Peter R. Armbruster	59,852	—	$20.09	3/31/2015
					1,614(2)	$37,687
					3,631(3)	$84,784
					8,028(4)	$187,454
					10,409(5)	$243,050
Brian J. van Helden	63,234	—	$13.39	4/9/2017
	63,234	—	$20.09	4/9/2017
					1,614(2)	$37,687
					3,631(3)	$84,784
					8,028(4)	$187,454
					12,490(5)	$291,642

Kevin Charlebois (7)					1,816(3)	$42,404
					3,650(4)	$85,228
					5,204(5)	$121,513

Patrick K. McKay					1,736(6)	$40,536
					6,387(4)	$149,136
					7,286(5)	$170,128

(1) Based on the closing price of our common stock on December 31, 2014.
(2) Such RSUs vest 25% on each of March 1, 2012, 2013, 2014, and 2015.
(3) Such RSUs vest 25% on each of March 1, 2013, 2014, 2015, and 2016.

(4)	Such RSUs vest 25% on each of March 1, 2014, 2015, 2016, and 2017.

(5)	Such RSUs vest 25% on each of March 1, 2015, 2016, 2017, and 2018.

(6)	Such RSUs vest 25% on each of April 30, 2013, 2014, 2015, and 2016.
(7) On April 1, 2015, Mr. Charlebois resigned as our President - Transportation Management Solutions effective April 10, 2015.

Option Exercises and Stock Vested in Fiscal Year 2014
The following table sets forth information concerning the value realized by each of our named executive officers upon the exercise of stock options and the vesting of stock awards during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Mark A. DiBlasi	44,795	$776,284	11,978	$283,759
Peter R. Armbruster			6,101	$144,533
Brian J. van Helden	23,234	$476,914	6,101	$144,533
Kevin Charlebois (3)			2,123	$50,294
Patrick K. McKay			2,996	$65,472

(1) The value realized equals the difference between the fair market value of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares issued upon exercise of the options.
(2) The value realized equals the fair market value of our common stock on the date of vesting multiplied by the number of shares released on vest date.
(3) On April 1, 2015, Mr. Charlebois resigned as our President - Transportation Management Solutions effective April 10, 2015.
Pension Benefits
We do not offer any defined benefit pension plans for any of our employees. We have a 401(k) plan in which our employees may participate. In 2014, no discretionary contributions to our 401(k) plan were made on behalf of our executive officers.
Nonqualified Deferred Compensation and Retirement Plans
We do not offer any deferred compensation plans, defined benefit pension plans, or supplemental retirement plans for our executive officers.
401(k) Plan
We sponsor a defined contribution profit sharing plan for our full-time employees, which is intended to qualify as a tax qualified plan under Section 401 of the Code. The plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to the statutory limit. The plan permits us to make discretionary contributions of up to an additional 50% of each participant's contributions not to exceed 4% of his or her pre-tax compensation, up to the statutory limit, which generally vest over three years. We match 50% of each participant's contributions up to the first 6% contributed.
Potential Payments Upon Termination or Change in Control
The employment letter agreements with Messrs. DiBlasi, Armbruster, and van Helden provide for severance benefits upon certain terminations of employment. The arrangements reflected in these letter agreements are designed to encourage the officers' full attention and dedication to our company currently and, in the event of termination following a change of control, provide these officers with individual financial security. Pursuant to the employment letters, if Messrs. DiBlasi, Armbruster, or van Helden (i) is terminated for any reason other than for cause, (ii) terminates his employment voluntarily for good reason, or (iii) is terminated without cause during the one-year period following a change of control, he is entitled to receive his current base salary for a period of 12 months in accordance with our normal payroll practices and will be eligible to receive all benefits under all benefit plans and programs provided by us (including medical and group life plans and programs) for the same period. Our obligation to pay severance benefits is subject to the executive’s compliance with any confidentiality, non-competition, and non-solicitation agreements with us, as well as the executive’s execution and delivery to us of a release. The definitions of “change of control,” “cause,” and “good reason” and the descriptions of the payments and benefits can be found in the employment letter agreements, which we have filed with the SEC. Other than as set forth below, no amounts will be paid to our named executive officers in the event of termination.
In addition, in the event of a change in control (as defined in the 2010 Plan), all outstanding and unvested RSUs, including those held by our named executive officers, will immediately vest as of the date of the change in control.

The table below provides certain information regarding potential payments and other benefits that would be payable to our named executive officers upon any termination of employment or a change of control of our company. The table below assumes that the termination or change of control event occurred on December 31, 2014.

Name	Termination without Cause or for Good Reason	Termination without Cause within 12 Months Following a Change of Control	Change in Control(1)
Mark A. DiBlasi	$519,072	$519,072	962,931
Peter R. Armbruster	$324,072	$324,072	552,975
Brian J. van Helden	$399,072	$399,072	601,566
Kevin Charlebois (2)	$—	$—	249,145
Patrick K. McKay	$—	$—	359,800

(1) The amounts shown represent the market value of unvested RSUs that would become fully vested upon a change in control and is based the closing price of our common stock on December 31, 2014.
(2) On April 1, 2015, Mr. Charlebois resigned as our President - Transportation Management Solutions effective April 10, 2015.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options, warrants, and rights under our incentive compensation plans as of December 31, 2014.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity Compensation Plans Approved by Stockholders	887,237	$14.92	2,066,132
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	887,237	$14.92	2,066,132

(1) Includes 332,136 shares issuable upon the vesting and delivery of RSUs granted under the 2010 Plan and 555,101 shares issuable upon the exercise of outstanding stock options granted under our previously maintained key employee equity plan, which we have discontinued.
(2) The weighted average exercise price does not take into account the 332,136 shares issuable upon the vesting and delivery of outstanding RSUs.
(3) Under the 2010 Plan, we have reserved 2,500,000 shares of common stock for issuance pursuant to awards granted under such plan.
2010 Incentive Compensation Plan
The purpose of the 2010 Plan is to assist our company and our subsidiaries and other designated affiliates, which we refer to as Related Entities, in attracting, motivating, retaining, and rewarding high-quality executives and other employees, officers, directors, consultants, and other persons who provide services to our company or our Related Entities by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2010 Plan is intended to qualify certain compensation awarded under the 2010 Plan for tax deductibility under Section 162(m) of the Code to the extent deemed appropriate by plan administrator, described below.
Eligibility
Officers, directors, employees, and consultants of our company and our Related Entities, as determined by the plan administrator (described below), are eligible to participate in the 2010 Plan, which we refer to each as an “Eligible Person.”
Shares Available for Awards; Annual Per-Person Limitations
Subject to certain adjustments as described in the 2010 Plan, a total of 2,500,000 shares of our common stock were initially reserved for issuance as awards under the 2010 Plan. As of December 31, 2014, a total of 101,732 shares had been issued under the 2010 Plan, 332,136 shares were subject to outstanding awards under the 2010 Plan, and 2,066,132 shares were available for the future grant of awards under the 2010 Plan.
If any shares of our common stock subject to an award under the 2010 Plan are forfeited, repurchased by our company, expire, or otherwise terminate without issuance of such shares, or any award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such award, the shares will, to the extent of such forfeiture, repurchase, expiration, termination, cash settlement, or non-issuance, again be available for awards under the 2010 Plan. In the event that any option or other award is exercised by the withholding of shares from the award by our company, or withholding tax liabilities arising from such option or other award are satisfied by the withholding of shares from the award by our company, then only the net number of shares actually issued to the participant, excluding the shares withheld, will be counted as issued for purposes of determining the maximum number of shares available for grant under the 2010 Plan.
The 2010 Plan imposes individual limitations on the amount of certain awards in part with the intention to comply with Section 162(m) of the Code. Under these limitations, for each fiscal year in which awards granted under the 2010 Plan are subject to the requirements of Section 162(m) of the Code, an Eligible Person may not be granted awards under the 2010 Plan under which more than 2,500,000 shares of our common stock could be received by the participant, subject to adjustment in certain circumstances. In addition, the maximum dollar value payable to any one participant with respect to a stock unit, the payment for which is conditioned upon the satisfaction of performance criteria, is $5,000,000 per each 12 month period in a performance period (pro-rated on a straight-line basis for any performance period that is greater than or less than 12 months in length).
Administration
Our board of directors has the authority to administer the 2010 Plan as the plan administrator. However, our board of directors has the authority to delegate its authority as plan administrator to one or more committees, including its compensation committee. Subject to the terms of the 2010 Plan, the plan administrator determines which of the Eligible Persons will be granted awards, when and how each award will be granted, what type or combination of types of awards will be granted, the provisions of each award granted (which need not be identical), including the time or times when a person will be permitted to receive shares or cash pursuant to an award, and the number of shares or amount of cash with respect to which an award will be granted to each such person. In addition, the plan administrator may construe, interpret, and make all determinations under the 2010 Plan and awards granted under it, and establish, amend, and revoke rules and regulations for the 2010 Plan’s administration. The plan administrator may, with the consent of any adversely affected participant, (i) reduce the exercise price of any outstanding award under the 2010 Plan, (ii) cancel any outstanding award and grant a new award and/or cash or other valuable consideration in substitution thereof, or (iii) perform any other action that is treated as a repricing under generally accepted accounting principles.
Stock Options and Stock Appreciation Rights
Each stock option and stock appreciation right award granted pursuant to the 2010 Plan must be set forth in an award agreement. The plan administrator determines the terms of the stock options and stock appreciation rights granted under the 2010 Plan, including the exercise price in the case of a stock option, the grant price in the case of a stock appreciation right, the vesting schedule, the maximum term of the stock option or stock appreciation right, and the period of time the stock option or stock appreciation right remains exercisable after the participant's termination of service. The exercise price of a stock option, however, may not be less than the fair market value of the stock on its grant date. All stock options granted under the 2010 Plan are nonstatutory stock options. Stock appreciation rights may be either freestanding or in tandem with other awards.
Restricted Stock Awards
Restricted stock awards must be granted pursuant to an award agreement. The plan administrator determines the terms of the restricted stock award, including the restrictions on transferability, risk of forfeiture and other restrictions, if any, for the restricted stock, and the vesting schedule, if any, for the restricted stock award. Except to the extent restricted under the terms of the 2010 Plan and any award agreement relating to the restricted stock award, a participant granted restricted stock will have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the plan administrator).
Stock Units
Stock unit awards must be granted pursuant to an award agreement. The plan administrator determines the terms of the stock unit award, including any restrictions (which may include a risk of forfeiture) as the plan administrator may impose, if any, which restrictions may lapse at the expiration of the time period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the plan administrator may determine. A stock unit award may be satisfied by delivery of shares of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the stock unit award, or a combination thereof, as determined by the plan administrator at the date of grant or thereafter. Prior to satisfaction of an award of stock units, an award of stock units carries no voting or dividend or other rights associated with share ownership.
Bonus Stock and Awards in Lieu of Obligations
The plan administrator is authorized to grant shares of our common stock as a bonus, or to grant shares of our common stock or other awards in lieu of our obligations to pay cash or deliver other property under the 2010 Plan or under other plans or compensatory arrangements, subject to such terms as determined by the plan administrator and subject to certain limitations under the 2010 Plan.
Dividend Equivalents
The plan administrator is authorized to grant dividend equivalents to receive cash, shares of our common stock, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of our common stock, or other periodic payments. Dividend equivalents may be awarded on a free-standing basis or in connection with another award. The terms of an award of dividend equivalents will be set forth in a written award agreement which will contain provisions determined by the plan administrator and not inconsistent with the 2010 Plan. The plan administrator may provide that dividend equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional shares of our common stock, awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the plan administrator may specify.
Other Stock-Based Awards
The plan administrator is authorized, subject to limitations under applicable law, to grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our common stock, as deemed by the plan administrator to be consistent with the purposes of the 2010 Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of our common stock or the value of securities of or the performance of specified Related Entities or business units. The plan administrator will determine the terms and conditions of such awards, which will be set forth in a written award agreement. Cash awards, as an element of or supplement to any other award under the 2010 Plan, may also be granted under the 2010 Plan.
Performance Awards
Performance awards are payable in cash, shares of our common stock, other property, or other awards, on terms and conditions established by the plan administrator. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the plan administrator upon the grant of each performance award. Except as provided in the 2010 Plan or as may be provided in an award agreement, performance awards will be distributed only after the end of the relevant performance period.
If and to the extent that the plan administrator determines, at the time an award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which we would claim a tax deduction in connection with such award, a “covered employee,” the provisions of the 2010 Plan, which are intended to qualify such awards as “performance-based compensation” under Section 162(m) of the Code, will be applicable to such award. If and to the extent the foregoing provisions of the 2010 Plan are applicable to any award, one or more of the following business criteria for our company, on a consolidated basis, and/or for our Related Entities, or for business or geographical units of our company and/or our Related Entities (except with respect to the total stockholder return and earnings per share criteria), will be used by the plan administrator in establishing performance goals for performance awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of our company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; and (13) debt reduction. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the plan administrator including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to our company. The plan administrator will exclude the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of our company or not within the reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles. For awards granted to covered employees, the performance goals and the determination of their achievement will be made in accordance with Section 162(m) of the Code and the plan administrator may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such awards.
Other Terms of Awards
Awards granted under the 2010 Plan may, in the discretion of the plan administrator, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other award or any award granted under another plan of our company, any Related Entity, or any business entity to be acquired by our company or a Related Entity, or any other right of a participant to receive payment from our company or any Related Entity. In addition, awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of our company or any Related Entity.

Subject to the terms of the 2010 Plan and any applicable award agreement, payments to be made by our company or a Related Entity upon the exercise of an option or other award or settlement of an award may be made in such forms as the plan administrator determines, including, without limitation, cash, other awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Except as may be prohibited by Section 409A of the Code, the settlement of any award may be accelerated in the discretion of the plan administrator or upon occurrence of one or more specified events. Installment or deferred payments may be required by the plan administrator (subject to certain provisions of the 2010 Plan) or permitted at the election of the participant on terms and conditions established by the plan administrator.
Except as provided in an award agreement, a participant may not assign, sell, transfer, or otherwise encumber or subject to any lien any award or other right or interest granted under the 2010 Plan, in whole or in part, other than by will or by operation of the laws of descent and distribution, and such awards or rights that may be exercisable will be exercised during the lifetime of the participant only by the participant or his or her guardian or legal representative. Notwithstanding the foregoing, the plan administrator, in its sole discretion, may permit the transfer of an option as follows: (i) by gift to certain members of the participant’s immediate family (as set forth in the 2010 Plan) or (ii) by transfer by instrument to a trust providing that the option is to be passed to beneficiaries upon death of the participant.
Change in Control; Corporate Transaction
The plan administrator may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including upon a “change in control,” as defined in the 2010 Plan. In addition, the plan administrator may provide in an award agreement that the performance goals relating to any award will be deemed to have been met upon the occurrence of any change in control.
In the event of a “corporate transaction,” as defined in the 2010 Plan, any surviving corporation or acquiring corporation, which we refer to as a successor corporation, may either (i) assume any or all awards outstanding under the 2010 Plan; (ii) continue any or all awards outstanding under the 2010 Plan; or (iii) substitute similar stock awards for outstanding awards. In the event that any successor corporation does not assume or continue any or all such outstanding awards or substitute similar stock awards for such outstanding awards, then with respect to awards that have been not assumed, continued, or substituted, then such awards will terminate if not exercised (if applicable) at or prior to such effective time (contingent upon the effectiveness of the corporate transaction).
In the event that the successor corporation in a corporate transaction refuses to assume, continue, or substitute for an award, then the award will fully vest and be exercisable (if applicable) as to all of the shares of our common stock subject to such award, including shares of our common stock as to which such award would not otherwise be vested or, if applicable, exercisable.
The plan administrator, in its discretion and without the consent of any participant, may (but is not obligated to) either (i) accelerate the vesting of any awards (and, if applicable, the time at which such awards may be exercised) in full or as to some percentage of the award to a date prior to the effective time of such corporate transaction as the plan administrator will determine (contingent upon the effectiveness of the corporate transaction) or (ii) provide for a cash payment in exchange for the termination of an award or any portion thereof where such cash payment is equal to the fair market value of the shares of our common stock that the participant would receive if the award were fully vested and exercised (if applicable) as of such date (less any applicable exercise price).
Adjustments
In the event that any dividend or other distribution (whether in the form of cash, shares of our common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock and/or such other securities of our company or any other issuer, then the plan administrator will, to avoid anti-dilution or other enlargement or loss of value to awards, equitably adjust (i) the number and kind of shares of our common stock reserved for issuance in connection with awards granted thereafter, (ii) the number and kind of shares of common stock by which annual per-person award limitations are measured, (iii) the number and kind of shares of our common stock subject to or deliverable in respect of outstanding awards, (iv) the exercise price, grant price, or purchase price relating to any award and/or make provision for payment of cash or other property in respect of any outstanding award, and (v) any other aspect of any award that the plan administrator determines to be appropriate.
In addition, the plan administrator is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards (including awards subject to performance goals) in recognition of unusual or nonrecurring events affecting our company, any Related Entity, or any business unit, or the financial statements of our company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the plan administrator’s assessment of the business strategy of our company, any Related Entity, or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a participant, and any other circumstances deemed relevant. However, the plan administrator may not make any adjustment described in this paragraph if doing so would cause any award granted under the 2010 Plan to covered employees and intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Section 162(m) of the Code and regulations thereunder.
Amendment and Termination
Our board of directors may amend, alter, suspend, discontinue, or terminate the 2010 Plan, or any committee’s authority to grant awards under the 2010 Plan, without the consent of stockholders or participants. Any amendment or alteration to the 2010 Plan will be subject to the approval of our company’s stockholders if such stockholder approval is deemed necessary and advisable by our board of directors. However, without the consent of an affected participant, no such amendment, alteration, suspension, discontinuance, or termination of the 2010 Plan may materially and adversely affect the rights of such participant under any previously granted and outstanding award. The plan administrator may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate any award theretofore granted and any award agreement relating thereto, except as otherwise provided in the 2010 Plan; provided that, without the consent of an affected participant, no such action may materially and adversely affect the rights of such participant under such award. The 2010 Plan will terminate no later than ten years from the date of the later of (i) the 2010 Plan’s effective date and (ii) the date an increase in the number of shares reserved for issuance under the 2010 Plan is approved by our board of directors (so long as such increase is also approved by our stockholders).

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee is responsible for the appointment of our independent registered public accounting firm. Our audit committee has appointed Deloitte & Touche LLP (referred to as D&T) as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2015. D&T has served as our independent auditors since 2005. The services provided to us by D&T, along with the corresponding fees for 2014 and 2013, are described below.
Stockholder ratification of the appointment of our independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, our audit committee will consider whether or not to retain D&T, but may still retain them.
We anticipate that representatives of D&T will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Our board of directors recommends that you vote “FOR” the ratification of D&T as our independent registered public accounting firm for the year ending December 31, 2015.
Independent Registered Public Accounting Firm Fees
The following is a summary of fees for audit and other professional services performed by D&T during the fiscal years ended December 31, 2014 and 2013:

	2014	2013
Audit fees	$830,500	$616,100
Audit-related fees	751,409	339,276
Tax fees	318,405	268,811
All other fees	—	—
Total	$1,900,314	$1,224,187
Audit Fees
This category includes fees for the audit of our annual consolidated financial statements, for reviews of our quarterly financial statements, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
This category consists of fees for assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2014, audit related fees consisted of advisory services in connection with acquisition transactions. For 2013, audit related fees consisted of advisory services in connection with the secondary offering and acquisition transactions.
Tax Fees
This category consists of tax services provided by the independent registered public accounting firm with respect to tax compliance, tax advice, and tax planning.
All Other Fees
This category consists of fees paid for products and services that would not otherwise be included in any of the categories listed above.
Pre-Approval Policies and Procedures for Independent Registered Public Accounting Firm Fees
As set forth in its charter, the audit committee is responsible for pre-approving all audit, audit related, tax, and other services to be performed by the independent registered public accounting firm. Any pre-approved services that involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the audit committee. Unless otherwise specified by the audit committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The audit committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm. The audit committee may delegate to the audit committee chair or any one or more members of the audit committee the authority to grant pre-approvals of permissible audit and non-audit services, provided that such pre-approvals by a member who has exercised such delegation must be reported to the full audit committee at the next scheduled meeting. All of the audit services provided by D&T described in the table above for 2014 were approved by our audit committee pursuant to our audit committee's pre-approval policies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Our board of directors has appointed an audit committee consisting of three independent directors. All members of our audit committee are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. All members of our audit committee have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in each individual's financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibility. Our board of directors has determined that Messrs. Utrup, Kennedy, and Urkiel are independent directors, as defined by Section 303A of the NYSE Listed Company Manual, and that Mr. Utrup, chairman, qualifies as an “audit committee financial expert.”
The primary responsibility of our audit committee is to assist our board of directors in fulfilling its responsibility to oversee management's conduct of our financial reporting process, including overseeing the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our consolidated financial statements.
Management has the responsibility for our consolidated financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm engaged to conduct the audit of our 2014 financial statements, Deloitte & Touche LLP, is responsible for auditing our consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.
In fulfilling its oversight responsibilities, our audit committee reviewed and discussed our consolidated audited financial statements with management and the independent registered public accounting firm. Our audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 16, Communication with Audit Committees. This included a discussion of the independent registered public accounting firm's judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our audit committee under generally accepted auditing standards. In addition, our audit committee received from the independent registered public accounting firm written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's independence. Our audit committee also discussed with the independent registered public accounting firm their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Our audit committee has concluded that Deloitte & Touche LLP is independent from our company and management.
Our audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audits. Our audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company, the internal controls, and the overall quality of our financial reporting. Our audit committee held nine meetings during the fiscal year ended December 31, 2014.
Based on the reviews and discussions referred to above, our audit committee recommended to our board of directors, and our board of directors approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
Our board of directors has adopted a written charter for our audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of the NYSE.
This report has been furnished by our audit committee to our board of directors.
Chad M. Utrup, Chairman
John G. Kennedy, III
William S. Urkiel

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than as set forth below, there were no transactions or series of similar transactions since January 1, 2014 to which we were or are a party that involved an amount exceeding $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
Management and Consulting Agreement
Upon consummation of our May 2010 initial public offering, we entered into an advisory agreement with HCI Equity Management, L.P. (formerly Thayer | Hidden Creek Management, L.P.), which advisory agreement was amended and restated on September 12, 2011, pursuant to which HCI Equity Management continues to provide advisory services to us. These services include identification, support, negotiation, and analysis of acquisitions and dispositions and support, negotiation, and analysis of financing alternatives. In exchange for such services, HCI Equity Management is reimbursed for its expenses and can be paid a transaction fee in connection with the consummation of each acquisition or divestiture by us or our subsidiaries, excluding certain specified transactions, and in connection with any public or private debt offering by us or our subsidiaries negotiated by HCI Equity Management. The amount of any such fee will be determined through good faith negotiations between our board of directors and HCI Equity Management. In 2014, we paid $0.8 million to HCI Equity Management for services performed in conjunction with acquisitions and debt financing.

2014 ANNUAL REPORT ON FORM 10-K
We have mailed with this proxy statement a copy of our Annual Report on Form 10-K to each stockholder of record as of March 30, 2015 and it is also available on our website at www.rrts.com. Our Annual Report on Form 10-K contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. If a stockholder requires an additional copy of our Annual Report on Form 10-K, we will provide one, without charge, on the written request of any such stockholder addressed to our corporate secretary at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110.
STOCKHOLDER PROPOSALS FOR OUR 2016 ANNUAL MEETING
If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for the 2016 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to our corporate secretary at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110. Any such proposal must be received at least 120 days before the anniversary of the prior year's proxy statement (by December 8, 2015), unless the date of our 2016 annual meeting is changed by more than 30 days from May 13, 2016, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.
In addition, our bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2016 annual meeting of stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to our corporate secretary at the address set forth above between December 15, 2015 and January 14, 2016, which is 150 to 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the 2016 annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than 150 days prior to such annual meeting and not later than the later of (a) 120 days prior to such annual meeting or (b) ten days following the day on which public announcement of the date of such meeting is first made by our company. Our bylaws provide that a stockholder's notice of a proposal of business must set forth certain information relating to the proposed business desired to be brought before the meeting and the proposal itself, and information relating to the stockholder making the proposal.
If the proposal is for the nomination of a director for election at the meeting, the nomination must be delivered to our corporate secretary at the address listed above between December 15, 2015 and January 14, 2016, which is 150 to 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the 2016 annual meeting is more than 30 days before or 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than 150 days prior to such annual meeting and not later than the later of (a) 120 days prior to such annual meeting or (b) ten days following the day on which we make the first public announcement of the date of such meeting. However, in the event that the number of directors to be elected to our board of directors at an annual meeting of stockholders is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the date of the preceding year's annual meeting, the stockholder's notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary at the address listed above not later than ten days following the day on which we first make a public announcement of additional directorships. Our bylaws set forth specific information that must be provided to our corporate secretary in connection with the nomination of a director for election at the annual meeting.

OTHER MATTERS
As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors and the ratification of our independent registered public accounting firm. If, however, any other matter should properly come before the annual meeting for action by stockholders, the persons named as proxy holders will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors,

Cudahy, Wisconsin	Peter R. Armbruster
April 6, 2015	Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
4900 S. Pennsylvania Avenue
Cudahy, Wisconsin 53110
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of Roadrunner Transportation Systems, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 6, 2015, and hereby appoints Mark A. DiBlasi and Peter R. Armbruster and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of Roadrunner Transportation Systems, Inc., to be held on Wednesday, May 13, 2015, at 1:00 PM Central Time, at the Hilton Garden Inn, 5890 S. Howell Avenue, Milwaukee, Wisconsin 53207 and at any adjournment or postponement thereof, and to vote all shares of common stock of Roadrunner Transportation Systems, Inc. held of record by the undersigned at the close of business on March 30, 2015 as hereinafter specified upon the proposals set forth on the reverse side of this proxy card. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE THREE DIRECTOR NOMINEES AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, "FOR" THE ELECTION OF THE THREE DIRECTOR NOMINEES (PROPOSAL NO. 1), "FOR" PROPOSAL NO. 2, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000241856_2 R1.0.0.51160

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
4900 SOUTH PENNSYLVANIA AVENUE
CUDAHY, WI 53110-8903

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the following director nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 William S. Urkiel   02 Chad M. Utrup   03 Judith A. Vijums

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000241856_1 R1.0.0.51160